CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

Voicebox S.à r.l Mr Itay Rosenfeld Mr Stefaan Konings Mr Dirk Hermans Mr Gaetan Brichet Stichting Administratiekantoor Voice (as Sellers) Bandwidth Inc. (as Purchaser)
Share purchase agreement
for the sale of ordinary shares in Voice Topco Limited and preference shares in Voice Finco Limited
12 October 2020

)
AMS6540051 168372-0004

Confidential
Project Beaker - SPA

    Page ii
AMS6540051 168372-0004

Confidential
Project Beaker - SPA

Agreed Form documents referred to in this Agreement
1.Allocation Table
2.Amendment Letters
3.Deed of Termination
4.Lost certificate indemnity
5.Registration Rights Agreement
6.Voting Power of Attorney

    Page iii
AMS6540051 168372-0004

This share purchase agreement is made on 12 October 2020 (the Agreement),
Between:
1.    Voicebox S.à r.l., a private limited liability company (société à responsibilité limitée) incorporated under the laws of Luxembourg (RCS number B198.967) whose registered office is at 21, Rue Philippe II, L-2340 Luxembourg, Grand Duchy of Luxembourg (Voicebox);
2.    Mr Itay Rosenfeld with address as stipulated in Schedule 10 (Mr Rosenfeld);
3.    Mr Stefaan Konings with address as stipulated in Schedule 10 (Mr Konings);
4.    Mr Dirk Hermans with address as stipulated in Schedule 10 (Mr Hermans);
5.    Mr Gaetan Brichet with address as stipulated in Schedule 10 (Mr Brichet); and
6.    Stichting Administratiekantoor Voice, a foundation (stichting) incorporated under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands, its registered office address at Herikerbergweg 88, 1101 CM Amsterdam, the Netherlands, and registered with the trade register of the Dutch Chamber of Commerce under number 65834348 (the Stichting);
(the parties identified under 1 to 6 are referred to together as the Sellers, and each individually as a Seller), and
7.    Bandwidth Inc., a Delaware corporation, whose principal office is at 900 Main Campus Drive, Suite 100, Raleigh, North Carolina 27606, United States of America, registered with the State of Delaware under number 3374902 (the Purchaser),
(each Seller and the Purchaser are individually each a Party and collectively the Parties).
Recitals:
(A)The Sellers are the owners of all of the A Ordinary Shares, B Ordinary Shares and C Ordinary Shares (together, the Shares) in Voice Topco Limited, a private limited liability company incorporated under the laws of England and Wales (No. 9717662) whose registered office is at 16 Upper Woburn Place, London, Greater London, WC1H 0BS (Voice Topco), in the proportions set out in the Allocation Table.
(B)The Sellers are the owners of all of the A Preference Shares and B Preference Shares (together, the Prefs) in, and of all of the A Loan Notes and B Loan Notes issued by (together, the LNs), Voice Finco Limited, a private limited liability company incorporated under the laws of England and Wales (No. 9717740) whose registered office is at 16 Upper Woburn Place, London, Greater London, WC1H 0BS (Voice Finco) in the numbers set out in the Allocation Table (the Shares and the Prefs, together, the Securities).
(C)On 16 June 2020, the Purchaser entered into a confidentiality agreement with Voxbone SA with respect to the Proposed Transaction (the NDA).

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

(D)The Sellers intend to sell the Securities to the Purchaser, and the Purchaser intends to purchase the Securities from the Sellers, under the terms and conditions set out in this Agreement.
It is agreed as follows:
1.Definitions and Interpretation
1.1    In addition to terms defined elsewhere in this Agreement, words and expressions used in this Agreement shall be interpreted in accordance with Schedule 11.
1.2    No provision of this Agreement shall be interpreted against a Party solely as a result of the fact that such Party was responsible for the drafting of such provision, it being acknowledged that Representatives of all Parties have participated in drafting and negotiating this Agreement.
2.Sale and purchase
2.1    Subject to the terms and conditions of this Agreement and upon Closing, each of the Sellers shall sell to the Purchaser, and the Purchaser shall purchase, the Securities as set out opposite that Seller’s name in the Allocation Table (representing all of the Securities held by each Seller), with full title guarantee and free from Third Party Rights. For the avoidance of doubt, the Purchaser shall not purchase, and the Sellers shall not sell to the Purchaser, the LNs, which shall be redeemed on Closing.
2.2    The Securities shall be sold together with all rights attaching to them, including (i) in respect of the Shares, the right to receive all distributions declared or paid in respect of the Shares after Closing and (ii) in respect of the Prefs, the right to receive preference dividend (including any accrued but unpaid preference dividend) after Closing.
2.3    Each of the Sellers irrevocably waives at Closing all rights of pre-emption, option rights, tag-along rights and other rights or restrictions on transfer over the Securities or rights or restrictions on redemption over the LNs it may have under the Articles of Association, the Shareholders’ Agreement or otherwise for purposes of the transfer of the Securities to the Purchaser or the redemption of the LNs in accordance with this Agreement and undertakes to take all steps necessary to ensure that any such rights or restrictions on transfer or redemption are waived prior to Closing.
2.4    Upon and with effect from the date of delivery of the Revised Allocation Table in accordance with clause 5.9(b), the Allocation Table shall be deemed to be replaced in its entirety by the Revised Allocation Table for all purposes under this Agreement.
2.5    Each Seller acknowledges that the Proposed Transaction constitutes a “Sale” for the purposes of the Articles of Association.
3.Price
3.1    The purchase price for the sale of the Securities to be satisfied by the Purchaser on Closing shall be the aggregate of:

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

(a)    EUR 446,000,000;
(b)    plus Estimated Cash;
(c)    less Estimated Debt;
(d)    less an amount equal to the LN Redemption Amount;
(e)    either:
(i)    less the amount, if any, by which the Target Net Working Capital exceeds the Estimated Net Working Capital; or
(ii)    plus the amount, if any, by which the Estimated Net Working Capital exceeds the Target Net Working Capital; and
(f)    plus an amount equal to the value of the LNs, Prefs and Shares held by the Stichting in respect of which Voice Bidco Limited holds the corresponding depositary receipts as at the date of this Agreement (and will hold immediately prior to Closing) as to be agreed in good faith between the Sellers’ Representative and the Purchaser in the period between the date of this Agreement and Closing and which shall be included in the notice provided by the Sellers’ Representative to the Purchaser pursuant to clause 5.9(a)(vi),
(the resulting amount, the Initial Consideration), subject to adjustment as set out in clauses 3.4 and 3.5 (as so adjusted, the Final Consideration)).
3.2    The Initial Consideration shall be payable on the Closing Date by the Purchaser in accordance with clauses 3.3, 3.9, 3.10, 6.4(a), 6.4(b), 16.1 and 16.2.
3.3    At Closing, the Initial Consideration shall be satisfied by:
(a)    the payment in EUR in cash by the Purchaser to the Sellers of the aggregate of:
(i)    the amount equal to:
(A)    the EUR equivalent, based on the USD to EUR Conversion Rate on the Business Day prior to Closing, of:
(I)    USD 400,000,000; less
(II)    the USD amount required to discharge and repay the Outstanding Debt pursuant to clause 6.4(g); less
(B)    the LN Redemption Amount,
or, if the Initial Consideration is less than such amount, an amount equal to the Initial Consideration (in each case, the Minimum Cash Payment);
(ii)    plus the Excess Amount (if any);
(iii)    less the Holdback Amount;

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

(iv)    less the Escrow Amount,
(the resulting amount, the Closing Payment); and
(b)    the allotment and issuance of a number of Bandwidth Class A Common Stock by the Purchaser to Voicebox, or to the Voicebox Nominees in accordance with clause 6.4(b), credited as fully paid-up, the aggregate value of which is equal to the Stock Portion, when calculated by reference to:
(i)    the Strike Price; and
(ii)    the USD to EUR Conversion Rate on the Business Day prior to Closing, provided, however, that the aggregate number of Bandwidth Class A Common Stock shall not exceed 19.99 per cent. of the Purchaser’s issued and outstanding Bandwidth Class A Common Stock as at Closing (the Consideration Shares), and the amount of the Stock Portion not satisfied by the issuance of Consideration Shares as a result of such cap being the Excess Amount.
3.4    The Purchase Price Adjustment shall be calculated after Closing in accordance with clause 3.5 and Schedule 5.
3.5    Each relevant Party shall comply with its respective obligations as set out in Schedule 5, and the Initial Consideration shall be adjusted, by way of adjusting the Cash Payments, in accordance with paragraph 4 of Part B of Schedule 5.
3.6    Any amounts due to be paid by the Sellers to the Purchaser pursuant to paragraph 4 of Part B of Schedule 5 (if any) shall be deducted from the Holdback Amount (and accordingly be borne by the Sellers in accordance with their Purchase Price Adjustment Proportions).
3.7    Within five Business Days after the Closing Statement becomes final and binding in accordance with the provisions of Schedule 5, the following shall be paid by the Purchaser to the Sellers in accordance with clauses 16.1 and 16.2:
(a)    the Holdback Amount plus an amount equivalent to interest at an annual rate equal to two per cent. above the base lending rate of HSBC Bank plc from time to time on the Holdback Amount from (but excluding) the Closing Date to (and including) the date of actual payment calculated on a daily basis, the aggregate of which shall be payable in accordance with clause 3.9; and
(b)    either:
(i)    less any amounts to be paid by the Sellers to the Purchaser pursuant to paragraph 4 of Part B of Schedule 5 (if any), and if the resulting number is a negative number, no sum in respect of the Holdback Amount shall be due to the Sellers and the Sellers shall pay to the Purchaser the shortfall equal to the negative amount in their Purchase Price Adjustment Proportions in the five Business Day period referred to in this clause 3.7; or

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

(ii)    plus any amounts in excess of the Holdback Amount to be paid by the Purchaser to the Sellers pursuant to paragraph 4 of Part B of Schedule 5 (if any) which shall be paid to the Sellers in their Purchase Price Adjustment Proportions.
3.8    Any payment referred to in paragraph 4 of Part B of Schedule 5 shall be treated as an adjustment to the Initial Consideration, by way of adjusting the Cash Payments, for applicable Tax purposes, to the extent permitted by applicable Law.
3.9    Subject to clauses 3.10 and 6.4(b), the allocation of the Initial Consideration, the Closing Payment, the Holdback Amount and the Consideration Shares as between the Sellers shall be in accordance with the Allocation Table (and such allocation shall be used, so far as permitted by Law, for all Tax reporting purposes), it being understood that the Consideration Shares will not be allocated to any Seller other than Voicebox (or to the Voicebox Nominees in accordance with clause 6.4(b)), and none of the Target Companies nor the Purchaser shall be concerned with, or have any liability whatsoever with respect to, and each of the Sellers hereby waives any claim it may have against a Target Company or the Purchaser whatsoever with respect to, the allocation of the Initial Consideration amongst the Sellers or for any failure by a Seller or any other person to allocate such sum amongst the Sellers.
3.10    The Stichting hereby:
(a)    agrees to a deduction from the payment of the Stichting’s portion of the Closing Payment of an amount equal to the aggregate amount owed and outstanding at Closing (including principal and interest thereon) (each an Employee Loan Amount and together the Employee Loan Amounts) under any loan agreements between any Target Company (as lender) and the relevant Loan Employee (as borrower) (each an Employee Loan and together the Employee Loans), as notified by the Sellers’ Representative to the Purchaser in accordance with clause 5.9(a)(v); and
(b)    directs the Purchaser to deduct from the payment of the Stichting’s portion of the Closing Payment and to transfer on behalf of the relevant Loan Employees to the relevant Target Companies, at Closing, an amount equal to the aggregate of the Employee Loan Amounts in full and final discharge of (i) the obligations of each Loan Employee under each relevant Employee Loan and (ii) the obligation of the Purchaser to pay such amount of the Stichting’s portion of the Closing Payment as is equal to the aggregate of the Employee Loan Amounts.
3.11    The Stichting acknowledges and agrees that the payment by the Purchaser to the Stichting of the Closing Payment in accordance with clauses 3.3, 3.9 and 3.10 constitutes full and final discharge of any obligation to pay any amount of the Initial Consideration to the Loan Employees and the holders of depositary receipts in the Stichting, and no Loan Employee and, without prejudice to the rights of the Stichting under clause 3.7, no holder of depositary receipts in the Stichting shall have any claim against any member of the Purchaser Group in respect of any further amounts including any amounts payable by the Purchaser

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

to the Sellers (as the case may be) pursuant to paragraph 4 of Part B of Schedule 5 and clause 3.7.
3.12    Each Seller who receives the relevant proportion of the LN Redemption Amount in respect of the LNs held by it as set out in the Allocation Table acknowledges and agrees that the payment of the LN Redemption Amount shall be accepted as full and final discharge of the obligation to repay the LNs held by it as set out in the Allocation Table and, provided that the LN Redemption Amount so notified is paid pursuant to clause 6.4(f), no such Seller shall have any further claim against any member of the Purchaser Group in respect of any amounts required to redeem the LNs in full (whether principal, interest or any other amount).
3.13    Any payment made by a Seller to the Purchaser (or vice versa) in satisfaction of a liability arising from a breach of this Agreement or the Management Warranty Deed or pursuant to an indemnity or covenant to pay under this Agreement shall, if and to the extent permitted by Law, be treated as an adjustment of the Final Consideration.
4.Escrow
4.1    With respect to the Regulatory Confirmations and the Specific Tax Indemnities, the Parties agree as follows:
(a)    that at Closing an amount of EUR 12,000,000 (the Escrow Amount) shall be deposited by the Purchaser (in accordance with clause 6.4(h)), and subsequently be held in, the Escrow Account (provided that in certain circumstances the Escrow Amount may be reduced in accordance with Part A of Schedule 8);
(b)    the escrow agent (which shall be a reputable internationally-recognised provider of escrow services) which shall administer the Escrow Account shall be appointed by agreement between the Purchaser and the Sellers’ Representative between the date of this Agreement and Closing (the Escrow Agent);
(c)    the Parties shall cooperate and negotiate in good faith as soon as practicable following the date of this Agreement (and in any event prior to Closing) the terms of and enter into:
(i)    a side letter agreement setting forth, in all material respects, the provisions of Schedule 8 and, to the extent applicable, Schedule 7 (Tax Covenant) (the Escrow Side Letter); and
(ii)    the Escrow Agreement with the Escrow Agent which shall:
(A)    require the written authority of each of the Sellers’ Representative and the Purchaser to release any amount standing to the credit of the Escrow Account; and
(B)    be on the Escrow Agent’s standard terms (subject to those terms being reasonably acceptable to the Purchaser and the Sellers’ Representative), subject to such variations and

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

modifications as the Escrow Agent, the Sellers’ Representative and the Purchaser may agree.
4.2    The Parties agree that:
(a)    with respect to the Regulatory Confirmations:
(i)    the conduct provisions set out in section 3 of Part A of Schedule 8 shall apply; and
(ii)    the maximum Sellers’ liability provisions set out in section 6 of Part A of Schedule 8 shall apply;
(b)    with respect to the Specific Tax Indemnities:
(i)    the provisions of Schedule 2 (Limitations) and Schedule 7 (Tax Covenant) shall apply so far as stated to do so therein (including to the extent that Schedule 2 (Limitations) and Schedule 7 (Tax Covenant) are stated to apply to the Tax Covenant and/or Purchaser Claims under the Tax Covenant (except in any provision in which Specific Tax Indemnities are explicitly stated to be excluded from the terms of the Tax Covenant and/or Purchaser Claims under the Tax Covenant)); and
(ii)    the maximum Sellers’ liability provisions set out in section 4 of Part B of Schedule 8 shall apply; and
(c)    other than with respect to the Regulatory Confirmations or the Specific Tax Indemnities, nothing in this clause 4 or Schedule 8 shall prejudice, limit or otherwise affect any right (including the right to make any claim) or remedy the Purchaser may have from time to time against the Sellers under this Agreement or any other Transaction Document.
5.Pre-Closing undertakings
Conduct of the Target Group
5.1    From the date of this Agreement until Closing, subject to clause 5.2, the Sellers shall procure that for the purposes of protecting the value of the Target Group:
(a)    the Business of each Target Company is carried on in the ordinary and usual course of business and applying applicable Law in a manner consistent with the way the Business was carried on in the 12 months prior to the date of this Agreement;
(b)    the Target Companies maintain all policies of insurance contracted by them in respect of the Target Companies which are in place as at the date of this Agreement; and
(c)    none of the Target Companies:
(i)    creates, issues, allots, grants any option over or other right to subscribe for or purchase, redeems, buys back, cancels, restricts, repurchases or alters any rights to any share or loan capital or securities or securities convertible into any of the foregoing;

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

(ii)    makes any reduction of its paid-up share capital;
(iii)    transfers or disposes of a material part of its assets or Business (whether by way of sale, divestiture, licence or otherwise and whether by one transaction or by a series of transactions);
(iv)    admits any person, whether by subscription or transfer, as a new shareholder of any Target Company;
(v)    acquires the whole or a material part of the business or assets of any other person, in excess of EUR 200,000 (whether by one transaction or by a series of transactions);
(vi)    makes any capital commitment which individually exceeds EUR 200,000 or which together with all other capital commitments entered into by the Target Group between the date of this Agreement and Closing, exceeds EUR 1,000,000 in aggregate;
(vii)    enters into any joint venture agreement, partnership or other arrangement for the sharing of profits or assets;
(viii)    enters into any transaction with a member of a Sellers’ Group or their respective Connected Persons other than on arm’s length terms and consistent with past practice;
(ix)    acquires the shares or any other interest in any person, approves or effects any merger, demerger or dissolution or participates in any kind of corporate reorganisation;
(x)    amends (or passes a shareholders’ resolution to amend) its Constitutional Documents or its accounting procedures, principles and practices;
(xi)    amends, assigns, terminates or waives any rights under the terms of the Shareholders’ Agreement, the LNs or the Facilities Agreement;
(xii)    pay any amount in respect of the LNs other than any interest payments made in accordance with the terms of the LNs;
(xiii)    declares, makes or pays any dividend or other distribution (whether in cash, stock or in kind);
(xiv)    incurs any indebtedness or borrows any money (including through the issuance of debt securities) in excess of EUR 100,000, except pursuant to the Facilities Agreement in the ordinary and usual course of business and within limits subsisting as at the date of this Agreement;
(xv)    creates any Third Party Right over any of its shares or assets, other than Third Party Rights arising in the ordinary course of business or by operation of Law (including security interests for Tax);

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

(xvi)    grants any loans to any person other than to another member of the Target Group;
(xvii)    guarantees or indemnifies the obligations of any person other than another member of the Target Group and other than in the ordinary and usual course of business and consistent with past practice;
(xviii)    amends in any material respect, assigns, terminates or waives any rights under any Material Contract;
(xix)    enters into, alters in any respect or terminates any contract, licence, deed or other agreement granting or relating to any rights in or to any Target Group Intellectual Property, other than in respect of non-material contracts, licences, deeds and other agreements granting or relating to any rights in or to non-material Target Group Intellectual Property in the ordinary and usual course of business;
(xx)    makes any Target Group Intellectual Property available on an open-source basis, other than in respect of non-material Target Group Intellectual Property which is no longer used, is not planned for use and is not of defensive value to the Target Group and in the ordinary and usual course of business;
(xxi)    fails to maintain the registration of any Registered Intellectual Property (including as a result of any failure to pay any renewal, maintenance, prosecution or other official fees), other than in respect of non-material Registered Intellectual Property and in the ordinary and usual course of business;
(xxii)    terminates (other than for cause) the employment or management service agreement of any of the Key Employees;
(xxiii)    employs or engages any person who would be a Key Employee if they were so employed or engaged;
(xxiv)    amends in any material respect the terms and conditions of employment of any of the Key Employees (other than salary increases in the ordinary and usual course of business and at normal market rates and other than those required by Law);
(xxv)    enters into any or amends in any material respect any material collective bargaining agreement or material incentive, bonus or benefit plan or accelerates the vesting or payment of any incentive, bonus or benefits or otherwise grants any new incentive, bonus or material benefit (including any transaction or retention bonuses);
(xxvi)    settles, starts, assigns or makes any admission in relation to any litigation, arbitration or similar proceedings for an amount in excess of EUR 100,000;

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

(xxvii)    in relation to each of the Properties: (i) terminates, or gives a notice to terminate any lease, tenancy or licence (other than in respect of leases, tenancies or licences that have expired pursuant to the effluxion of time) or (ii) agrees a new rent, licence or fee payable under a lease, tenancy or licence;
(xxviii)    changes their residency for the purposes of Tax;
(xxix)    makes, changes or revokes any Tax election, settles, or compromises any Tax claim or liability, waives or extends any statute of limitations in respect of Tax or any period within which an assessment or reassessment of Tax may be issued, or prepares or files any Tax filings (or any amendment thereof) which, in each case, is inconsistent with past practice, except in each case if and to the extent required by Law; or
(xxx)    agrees to do any of the foregoing.
5.2    The Sellers shall not be required to procure any of the matters or actions set out in clause 5.1 if such matter or action is:
(a)    effected with the prior written consent of the Purchaser, which consent shall in any event (i) not be unreasonably withheld, conditioned or delayed, (ii) take into account the protection of the value of the Business of the relevant Target Companies, and (iii) be deemed to be granted if no written response is received within five Business Days of a written request by the Sellers; if the Purchaser refuses to give consent to a matter or action set out in clause 5.1, the Purchaser shall set out its rationale for rejecting such consent;
(b)    required by applicable Law, including for antitrust and regulatory purposes;
(c)    required to be undertaken by a Target Company as a result of events outside of their control with the intention of minimising any adverse effect of such situation on the Target Group;
(d)    (i) Disclosed prior to the date of this Agreement in the Disclosed Information, including the latest budget and business plan of the Target Group; (ii) expressly required in or permitted by the Transaction Documents, or (iii) a Permitted Transaction; or
(e)    relating to an intra-group transaction between the Target Companies to the extent such transaction had been Disclosed prior to the date of this Agreement, provided that, in respect of any action taken under clause 5.2(c), the Sellers’ Representative shall:
(i)    notify the Purchaser as soon as reasonably practicable after any such action;
(ii)    provide the Purchaser with all such information as the Purchaser may reasonably request in relation to any such action; and

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

(iii)    use reasonable endeavours to consult in advance with the Purchaser where reasonably practicable in respect of any such action.
For the purpose of this clause 5.2, Permitted Transaction means each of the following transactions:
(A)    any distribution of excess cash prior to Closing by way of a payment of interest on LNs, and related distributions and/or (re)payments of intercompany loans by Target Companies which are required in order to effect such payment of interest on LNs, in each case in accordance with Law and the terms of the relevant intercompany loan and/or the A Loan Note Instrument or B Loan Note Instrument (as applicable); and
(B)    any acquisition, redemption or buyback by a Target Company of Securities or depository receipts in the Stichting from a Seller or a holder of depository receipts in the Stichting as a result of such person becoming a Leaver (as defined in the Articles of Association).
For the avoidance of doubt, nothing in clause 5.1 shall oblige the Sellers to provide additional funding to the Target Companies, whether by way of subscribing for shares or providing any form of debt funding, security, collateral or guarantee.
5.3    Each Seller shall, with respect to itself, procure that, by no later than Closing:
(a)    except to the extent that such agreements and arrangements relate to any transaction or retention bonuses in respect of the Proposed Transaction granted to any Management Seller, or to the continued employment or engagement of any Management Seller by any Target Company on and from Closing, all agreements and arrangements between:
(i)    that Seller and its Affiliates, and its respective Connected Persons, on the one hand; and
(ii)    a Target Company, or its Connected Persons, on the other hand, are terminated, at no cost to the Target Group, with the effect that each member of the Target Group is irrevocably released from all liabilities under and with respect to such agreements and arrangements from the Effective Closing Time or earlier; and
(b)    the management and advisory services agreement dated 18 August 2015 between Voice Bidco Limited and Voxbone as regards the provision of services by Voice Bidco Limited to Voxbone is terminated.
5.4    The Sellers shall use best efforts to ensure that:
(a)    to the extent the financial statements of the Target Group as at, and for the nine month period ended, 30 September 2020 and prepared according to IFRS (the September Financial Statements) have not been prepared

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

as at the date of this Agreement, the Target Group prepares the September Financial Statements and delivers them to the Purchaser as soon as practicable and by no later than Closing, and delivers to the Purchaser the September Financial Statements having been reviewed according to IFRS as soon as practicable thereafter; and
(b)    to the extent the audits of the consolidated financial statements of Voice Topco prepared as at 31 December 2018 and 31 December 2019 do not meet IFRS standards as at the date of this Agreement, the Target Group arranges for such review and adjustment to take place as soon as practicable such that the aforementioned audits meet IFRS presentation standards and the opinion of such audits and reviews are under AICPA auditing standards by no later than Closing, and from the date of this Agreement until Closing, the Sellers shall provide, and procure that the Target Companies provide, the Purchaser and its Representatives with reasonable assistance, documentation, information and access to premises and personnel of the relevant Target Companies during Working Hours as the Purchaser and its Representatives may reasonably require in connection with the Purchaser’s reporting obligations under applicable Law including, without limitation, filing any form 8-Ks and/or form 8-K/As.
5.5    The Sellers and the Purchaser shall conduct themselves in accordance with applicable Law and the Purchaser shall not exercise any of its rights pursuant to clauses 5.1 and 5.2 (including the right to refuse to consent to any particular matter or action) in such a manner as could restrict unreasonably the operations and compliance of any of the Target Companies prior to Closing (including for all Tax purposes).
Conduct of the Purchaser
5.6    The Purchaser shall, and shall cause each of its subsidiary undertakings to, from the date falling 15 Trading Days prior to Closing until Closing (the Pricing Period), to the extent permissible under applicable Law, or with the prior written consent of the Sellers’ Representative, which shall not to be unreasonably withheld, conditioned or delayed, conduct its business in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, the Purchaser shall, and shall cause each of its subsidiary undertakings to, use reasonable efforts to preserve substantially intact its and its subsidiary undertakings’ business organisation.
5.7    Without limiting clause 5.6, during the Pricing Period, to the extent permissible under applicable Law, the Purchaser shall not, nor shall it permit any of its subsidiary undertakings to, without the prior written consent of the Sellers’ Representative (which consent shall not be unreasonably withheld or delayed):
(a)    take any action which would require an SEC filing or other public announcement to be made in the Pricing Period under the US Securities Act of 1933, as amended, the US Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as applicable to the Purchaser, other than:

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

(i)    any actions not otherwise in contravention of this Agreement in connection with any routine filings (of the Purchaser and/or its directors, officers and employees) as required by Law or by any stock exchange or Governmental Entity; and
(ii)    any filing of a form 8-K which is required due to an affirmative action taken on behalf of the Purchaser that is not otherwise in contravention of this Agreement, in which case the Purchaser shall use reasonable efforts to first inform, to the extent permitted by Law, the Sellers’ Representative of its intention to make such filing and the content of such filing;
(b)    amend or propose to amend its certificate of incorporation or by-laws (or other comparable organisational documents);
(c)    (i) split, combine or reclassify the Bandwidth Common Stock, (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Bandwidth Common Stock (other than pursuant to the terms of any compensatory equity awards relating to Bandwidth Common Stock outstanding as of the date of this Agreement or granted following the date of this Agreement in the ordinary course of business consistent with past practice) or (iii) declare, set aside or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of any Bandwidth Common Stock, or (iv) enter into any agreement with respect to any of the foregoing actions; or
(d)    issue, sell, pledge, dispose of, encumber, or enter into any agreement to issue, sell, pledge, dispose of or encumber, any Bandwidth Common Stock, other than (i) the issuance of shares of Bandwidth Common Stock upon the exercise of any equity awards relating to Bandwidth Common Stock outstanding as of the date of this Agreement or granted following the date of this Agreement in the ordinary course of business consistent with past practice; (ii) the issuance of shares of Bandwidth Common Stock upon exercise of any warrants in the Purchaser or (iii) the issuance of shares of Bandwidth Common Stock in connection with any equity offering, convertible notes offering, units offering and/or similar capital raising transaction.
Purchaser’s obligation in relation to the payment of the Initial Consideration
5.8    Without prejudice to the Purchaser’s obligations under clause 6, the Purchaser shall and undertakes to the Sellers that it shall:
(a)    procure that the Consideration Shares:
(i)    upon issuance and in accordance with the terms hereof will be:
(A)    free of any rights of pre-emption, option rights, tag along rights and other rights or restrictions on transfer; and

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

(B)    duly authorised, validly issued and fully paid or properly credited as fully paid and there is no liability to pay any additional contributions on the Consideration Shares; and
(ii)    are issued to the relevant Sellers free from all Third Party Rights and free from all taxes, liens and charges with respect to the issuance thereof;
(b)    take all actions required to have cash immediately available on an unconditional basis (other than Closing occurring) which will in aggregate on the date of Closing provide, in immediately available funds, the necessary cash resources to pay the Closing Payment to the Sellers, repay the Outstanding Debt and meet its other obligations under the Transaction Documents (the Funds);
(c)    not, and will procure that no other member of the Purchaser Group shall, take any action or fail to take any action which might:
(i)    result in the Funds or any part of the Funds not being available when required; or
(ii)    prejudice the ability of the Purchaser to draw on the Funds in order to comply with its obligations under the Transaction Documents (including under clauses 3.3(a), 3.9, 6.4(a), 16.1 and 16.2); and
(d)    take all actions required to issue the Consideration Shares on Closing in order to comply with its obligations under clause 3.9.
Sellers’ obligations in relation to the payment of the Initial Consideration
5.9    No later than five Business Days prior to Closing, the Sellers’ Representative shall deliver to the Purchaser:
(a)    a notice, in writing, setting forth:
(i)    the reasonable estimate of the Sellers, as at the Effective Time, of:
(A)    the Cash (the Estimated Cash);
(B)    the Debt (the Estimated Debt); and
(C)    the Net Working Capital (the Estimated Net Working Capital);
(ii)    the Sellers’ Transaction Costs based on the information received by the Sellers pursuant to clause 5.10, including details of which Sellers’ Transaction Costs have not been and will not be paid prior to Closing;
(iii)    the LN Redemption Amount (together with details of the amount to be received by each holder of the LNs);

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

(iv)    the amount to be paid to repay and discharge, on behalf of the relevant Target Companies, the Outstanding Debt in full, together with details of the bank account(s) of the agent under the Facilities Agreement into which the amount necessary to repay and discharge the Outstanding Debt in full shall be paid by the Purchaser pursuant to clause 6.4(g);
(v)    with respect to the Employee Loan Amounts:
(A)    each amount required to discharge in full each Employee Loan; and
(B)    the bank accounts for the payments referred to in clause 3.10(b); and
(vi)    the amount representing the value of the LNs, Prefs and Shares held by the Stichting in respect of which Voice Bidco Limited holds the corresponding depositary receipts as at the date of this Agreement (and will hold immediately prior to Closing); and
(b)    a revised Allocation Table (the Revised Allocation Table) in substantially the same form as the Allocation Table which reflects any changes made or to be made between the date of this Agreement and the Closing Date to:
(i)    the number of Securities which are legally and/or beneficially held by or on behalf of each Seller following any transfer of any Securities between the Sellers and/or a Target Company, any issuance or allocation of any Securities to any Sellers, or any repurchase, redemption, cancellation, subdivision, consolidation, conversion or other variation of any Securities;
(ii)    each Seller’s Liability Percentage;
(iii)    each Purchase Price Adjustment Proportion; and
(iv)    any consequential amendments to the allocation of the Initial Consideration, the Closing Payment, the Holdback Amount and the Consideration Shares as between the Sellers.
5.10    Not less than six Business Days prior to Closing, the Sellers shall procure that each adviser, service provider or other party named in this clause 5.10 whose fees, expenses, costs or other disbursements constitute Sellers’ Transaction Costs shall have (i) issued to the relevant Target Company its full and final invoice, including any amount in respect of Taxes (including, for the avoidance of doubt, VAT) and expenses, in respect of any Sellers’ Transaction Costs and (ii) confirmed to the relevant Target Company that there are no other fees, expenses, costs or other disbursements incurred or owing in connection with the preparation for and negotiation of the Proposed Transaction, and the Sellers shall procure that the relevant Target Companies provide to the Purchaser a copy of any and all invoices issued in respect of the Sellers’ Transaction Costs promptly upon receipt thereof. For the purposes of this clause 5.10, the advisers, service providers or other parties are: Goldman Sachs, Freshfields Bruckhaus

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

Deringer LLP, DLA Piper Nederland N.V., Clifford Chance LLP, Vistra B.V., Vriesendorp Mees Ankum Verboom B.V., PricewaterhouseCoopers LLP, Chatham Financial, FTI Consulting, Deloitte and Intralinks. Nothing in this Agreement nor the fact that such advisers, service providers or other parties are issuing their invoices in relation to the Proposed Transaction to a Target Company shall limit their ability to provide services to any other party, including the Sellers in relation to the Proposed Transaction (but only if such other parties bear the costs of such services).
5.11    No later than five Business Days following the date of this Agreement, the Sellers’ Representative shall deliver to the Purchaser a draft of the Deed of Release, and as soon as reasonably practicable thereafter, the Parties agree to use reasonable efforts to discuss and agree the final wording of the Deed of Release (in a form acceptable to the agent and lenders under the Facilities Agreement), and prior to the Deed of Release being approved by the agent and the lenders under the Facilities Agreement, the Sellers shall:
(a)    give the Purchaser and its Representatives an opportunity to review and comment on any amendments to the Deed of Release; and
(b)    give reasonable consideration to any comments which the Purchaser and its Representatives may have on the Deed of Release.
Regulatory Notifications
5.12    The Sellers shall procure that, as soon as practicable following the execution of this Agreement, the Target Group notifies the Telecom Regulatory Authority in Austria, Georgia, the Dominican Republic, Lithuania and Turkey with respect to the change of control relating to the Proposed Transaction (the Regulatory Notifications), and in connection with the Regulatory Notifications:
(a)    the Sellers’ Representative shall:
(i)    provide a draft of the Regulatory Notifications (and drafts of any other submissions, notifications, filings and other communications to a Telecom Regulatory Authority) to the Purchaser in sufficient time to allow the Purchaser and its advisers an opportunity to provide comments, and take account of any reasonable comments of the Purchaser and its advisers on such drafts prior to their submission;
(ii)    promptly (but in any case within one Business Day) notify the Purchaser (and provide copies or, in the case of non-written communications, details) of any communications with or from a Telecom Regulatory Authority;
(iii)    promptly provide all information that is requested or required by any Telecom Regulatory Authority; and
(iv)    to the extent reasonably practicable and subject to applicable Law, communicate with a Telecom Regulatory Authority only after prior consultation with the Purchaser or its advisers (and

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

taking into account any reasonable comments and requests of the Purchaser and its advisers); and
(b)    the Purchaser shall, subject to applicable Law, provide the Sellers’ Representative, the relevant Target Company, its advisers and any Telecom Regulatory Authority with any information and documents reasonably necessary for the purpose of the Regulatory Notifications or which is required or requested by a Telecom Regulatory Authority, provided that the Purchaser shall be entitled to keep confidential and shall not be obliged to disclose to any of the Sellers, a Target Company or any of their advisers any confidential, commercially sensitive or financial information regarding the Purchaser Group or regarding its direct or indirect shareholders, and if the Purchaser is required (and only to the extent required) by a Telecom Regulatory Authority to communicate such commercially sensitive or otherwise confidential information, such information shall be disclosed to the Telecom Regulatory Authority and also on a confidential, outside counsel-to-counsel basis
5.13    The Parties furthermore acknowledge that there may be the need, prior to or after Closing, to make certain filings or notifications to the Telecom Regulatory Authority in Italy and Germany. In this regard, the Parties agree that the provisions of Part A of Schedule 8 shall apply.
6.Closing
Closing Date
6.1    Closing shall take place at 12.00 CET at the Amsterdam offices of Freshfields Bruckhaus Deringer LLP on 2 November 2020 or at such other location or on such other date as the Purchaser and Sellers’ Representative may agree in writing (the Closing Date). Subject to Closing occurring on the Closing Date, Closing shall be deemed to have taken place as at 11:59 pm on 31 October 2020 (the Effective Closing Time) with the Securities being deemed to have been sold by the Sellers to the Purchaser, and the Purchaser being deemed to have acquired the Securities, as at the Effective Closing Time.
The Outstanding Debt
6.2    The Parties acknowledge that the Outstanding Debt will become due and payable in full on the Closing Date as a result of the completion of the Proposed Transaction.
Closing obligations
6.3    At Closing:
(a)    Voicebox shall deliver, or ensure that there is delivered:
(i)    to the Purchaser and the relevant Target Companies, the duly signed resignation letters substantially in the form attached in Schedule 4, effective on Closing, of Vitruvian Directors I Limited, Vitruvian Directors II Limited, Joseph O’Mara, and, in

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

respect of Voice Topco only, Mr Itay Rosenfeld and Mr Stefaan Konings (each a Resigning Person); and
(ii)    to the Purchaser, the Registration Rights Agreement, duly executed by Voicebox;
(b)    Dirk Hermans and Gaetan Brichet shall each deliver to the Purchaser and the relevant Target Company duly executed amendment letters, in the Agreed Form and effective on the Effective Closing Time, to the employment contracts of Dirk Hermans and Gaetan Brichet, respectively (the Amendment Letters);
(c)    each of Voicebox and the Stichting shall deliver, or ensure that there is delivered, to the Purchaser a copy of a resolution of the board and/or supervisory board (as necessary to provide valid authorisation) of directors of, respectively, Voicebox and the Stichting (or, if required by the law of its jurisdiction of incorporation or its Constitutional Documents, of its shareholders) authorising the execution of and the performance by, respectively, Voicebox and the Stichting of its obligations under this Agreement and each of the Transaction Documents to be executed by it;
(d)    Voicebox shall ensure that there is delivered to the Purchaser (upon compliance by the Purchaser with its obligations pursuant to clause 6.4(g), and receipt by the relevant recipients of the relevant amounts) copies of the prepayment and cancellation notice in respect of the Outstanding Debt acknowledged by the agent under the Facilities Agreement to evidence the full and final satisfaction of the Outstanding Debt and the duly executed Deed of Release;
(e)    the Stichting shall deliver, or ensure that there is delivered, to the Purchaser the authority granted to it by each Loan Employee, such authority to include the authority to settle the Employee Loans and deduct an amount equal to the aggregate of the Employee Loan Amounts from the payment of the Stichting’s portion of the Closing Payment as referred to clause 3.10(a);
(f)    the Sellers shall procure a board meeting, or written board resolutions, of each Target Company to pass resolutions, in a form reasonably acceptable to the Purchaser, to (amongst other matters):
(i)    approve the resignations of the Resigning Persons referred to in clause 6.3(a) with effect from Closing;
(ii)    appoint such persons as the Purchaser may nominate as directors with effect from Closing;
(iii)    in the case of Voice Topco, approve the transfer of the Shares and (subject only to due stamping) the registration, in Voice Topco’s register of members, of the Purchaser as the holder of the Shares; and

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

(iv)    in the case of Voice Finco, approve the transfer of the Prefs and (subject only to due stamping) the registration, in Voice Finco’s register of members, of the Purchaser as the holder of the Prefs, and the Sellers shall deliver, or ensure that there is delivered, to the Purchaser on Closing copies of the duly signed minutes of all such meetings or duly signed written board resolutions;
(g)    each of the Sellers shall respectively deliver, or ensure that there is delivered, to the Purchaser:
(i)    duly executed transfer forms in the name of the Purchaser in respect of all of the Securities in which the relevant Seller holds legal title (as set out in the Allocation Table);
(ii)    certificates relating to the Securities held by the relevant Seller (as set out in the Allocation Table), in respect of which certificates were issued or are required by Law to be issued (or indemnities, in Agreed Form, in lieu of such certificates if those certificates have been lost by the relevant Seller);
(iii)    certificates relating to the LNs held by the relevant Seller (as set out in the Allocation Table), in respect of which certificates were issued or are required by Law to be issued (or indemnities, in Agreed Form, in lieu of such certificates if those certificates have been lost by the relevant Seller);
(iv)    a Voting Power of Attorney in respect of the Securities held by the relevant Seller (as set out in the Allocation Table);
(v)    in respect of each Seller who does not personally sign this Agreement and any other document referred to in this clause 6.3, as evidence of the authority of each person executing such document on such Seller’s behalf, a copy of any executed power of attorney conferring such authority;
(vi)    a deed of termination and release relating to the Shareholders’ Agreement in Agreed Form (the Deed of Termination), duly executed by all parties thereto;
(vii)    the Escrow Side Letter, duly executed by each of the Sellers; and
(viii)    the Escrow Agreement, duly executed by each of the Sellers, and who shall procure that the Escrow Agreement is duly executed by the Escrow Agent,
(together, the Sellers Closing Obligations).
6.4    At Closing, the Purchaser shall:
(a)    pay by electronic funds transfer for value on the Closing Date:
(i)    the Closing Payment (after deduction in accordance with clause 3.10(a) of an amount equal to the aggregate of the Employee

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

Loan Amounts), to the Sellers as allocated between the Sellers pursuant to clause 3.9; and
(ii)    an amount equal to the aggregate of the Employee Loan Amounts to the relevant Target Company (or as it may direct) in accordance with clause 3.10(b);
(b)    deliver, or ensure that there is delivered to Voicebox or to such other members of its Sellers’ Group who qualify as accredited investors (as such term is defined in Rule 501(A) of the United States Securities Act of 1933 as in effect on the date of this Agreement) and as are notified by Voicebox to the Purchaser in writing at the latest five Business Days prior to Closing (each such a person a Voicebox Nominee) stock register evidence (which may be in the form of a signed spreadsheet, some other form of certification from the Purchaser’s transfer agent or other mutually agreeable form of evidence) of the issue by the Purchaser to Voicebox and/or each such Voicebox Nominee of its respective proportion of the Consideration Shares, and the Purchaser shall issue and deliver to Voicebox and/or each such Voicebox Nominee such number of Bandwidth Class A Common Stock as is equal to its respective proportion of the Consideration Shares;
(c)    deliver, or ensure that there is delivered, to the Sellers’ Representative a copy of a resolution of the board and/or supervisory board (as necessary to provide valid authorisation) of directors of the Purchaser (or, if required by the law of its jurisdiction of incorporation or its Constitutional Documents, of its shareholders), or a signed Secretary’s Certificate certifying the foregoing, authorising the execution of and the performance by the Purchaser of its obligations under this Agreement (including authorising the issuance of the Consideration Shares) and each of the Transaction Documents to be executed by it;
(d)    provide the Sellers’ Representative with the evidence that the Warranty Insurance Policy (x) has been duly and validly entered into by the Purchaser and the W&I Insurer on or before the date of this Agreement and the coverage continues to be effective (and will so continue following Closing), and (y) includes an express waiver from the W&I Insurer of any rights of subrogation that it may have against the Sellers (except in the case of fraud or fraudulent misrepresentation by a Seller, but in respect of such Seller only);
(e)    deliver to the Sellers’ Representative:
(i)    the Registration Rights Agreement, duly executed by the Purchaser;
(ii)    the Escrow Side Letter, duly executed by the Purchaser; and
(iii)    the Escrow Agreement, duly executed by the Purchaser, and who shall procure that the Escrow Agreement is duly executed by the Escrow Agent;

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

(f)    procure the payment of the LN Redemption Amount, on behalf of Voice Finco, to the holders of the LNs, as set forth in the Allocation Table, such that all LNs are redeemed in full (including all accrued interest);
(g)    procure the payment of the amount required to discharge and repay, on behalf of the relevant Target Companies, the Outstanding Debt in full, by payment of such amount to the bank account of the agent under the Facilities Agreement as notified to the Purchaser in accordance with clause 5.9(a)(iv);
(h)    procure the payment of the Escrow Amount to the Escrow Account; and
(i)    procure the payment by the relevant Target Company of any Sellers’ Transaction Costs (and any VAT in respect thereof) that have not been paid prior to Closing to each relevant payee(s) as notified to the Purchaser in accordance with clause 5.9(a)(ii),
(together, the Purchaser Closing Obligations).
6.5    The Purchaser may at any time waive some or all of the Sellers Closing Obligations, and the Sellers may at any time waive some or all of the Purchaser Closing Obligations.
6.6    The effectiveness of each of the Sellers Closing Obligations is conditional upon the fulfilment (or waiver) of all of the Purchaser Closing Obligations and vice versa. If any of the Sellers Closing Obligations or the Purchaser Closing Obligations have not been fulfilled (or waived), all Sellers Closing Obligations and Purchaser Closing Obligations that have already been fulfilled shall be deemed to be null and void.
6.7    All documents and items delivered at Closing pursuant to this clause 6 shall be held by the recipient to the order of the person delivering the same until such time as Closing shall be deemed to have taken place. Simultaneously with:
1.delivery of all documents and all items required to be delivered at Closing (or waiver of the delivery of it by the person entitled to receive the relevant document or item);
2.receipt of electronic funds transfers in accordance with clause 6.4(a); and
3.issuance of the Consideration Shares in accordance with clause 6.4(b), the documents and items delivered in accordance with this clause 6 shall cease to be held to the order of the person delivering them and Closing shall be deemed to have taken place.
6.8    Neither the Sellers nor the Purchaser shall be obliged to complete the sale and purchase of any of the Securities unless the sale and purchase of all the Securities, and the redemption in full of each of the LNs (including all accrued interest), is completed simultaneously.
6.9    If the Sellers fail to comply with the Sellers Closing Obligation set forth in clause 6.3(g)(i) or the Purchaser fails to comply with any of the Purchaser Closing Obligations set forth in clauses 6.4(a), (b), (d), (f) and (h), then the

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

complying Party (being, for the purposes of this clause 6.9, the Purchaser or the Sellers, as applicable) shall be entitled (in addition to and without prejudice to other rights and remedies available) by written notice to the non-complying Party (being, for the purposes of this clause 6.9, the Sellers’ Representative or the Purchaser, as applicable) on or before the date Closing would otherwise have taken place, to:
(a)    require Closing to take place so far as reasonably practicable, having regard to the defaults which have occurred;
(b)    notify the non-complying Party of a new date for Closing (being not more than 10 Business Days after the original date for Closing), in which case the provisions of this clause 6 shall apply to Closing as so deferred; or
(c)    provided that Closing has been deferred at least once pursuant to clause 6.9(b), terminate this Agreement (other than the Surviving Provisions), it being understood that:
(i)    if the non-compliance can be cured, the termination shall take effect five Business Days after the notification of the termination of this Agreement by the complying Party, unless the non-compliance has been cured within these five Business Days (and the non-complying Party shall use its best efforts to cure the non-compliance within such period) in which case Closing shall take place within five Business Days from the date on which the non-compliance has been cured and the provisions of this clause 6 shall apply to Closing as so deferred; and
(ii)    if this Agreement is so terminated, each Party’s further rights and obligations shall cease immediately upon such termination, save that any accrued rights or liabilities (including in respect of damages for non-performance of any obligation under this Agreement (including the non-performance of the Sellers Closing Obligations or the Purchaser Closing Obligations, as applicable)) falling due for performance prior to the termination of this Agreement shall continue in force and effect.
6.10    Any termination of this Agreement pursuant to clause 6.9(c) shall be valid only if given in writing and delivered, sent or deemed delivered or sent in accordance with clause 16.14.
7.No Rescission or termination
Other than in accordance with clause 6.9(c), no Party shall be entitled to rescind or terminate this Agreement in any circumstances (whether before or after Closing) and each Party waives any rights of rescission or termination they may have. This shall not exclude any liability or (remedy in respect of) fraud or fraudulent misrepresentation.

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

8.Sellers’ Representative
8.1    Each Seller hereby irrevocably appoints Mr Luuk Remmen to act as the sole representative of the Sellers (the Sellers’ Representative) to act on the relevant Sellers' behalf for all purposes under this Agreement and the Transaction Documents, including for the purposes of:
(a)    delivering payment instructions to the Purchaser in connection with the payment of the Closing Payment and the Holdback Amount;
(b)    accepting notices on behalf of such Seller in accordance with clause 16.14;
(c)    taking any and all actions that may be necessary or desirable, as determined by the relevant Sellers’ Representative in its sole discretion, in connection with the payment of the costs and expenses incurred with respect to the Proposed Transaction;
(d)    granting any consent or approval on behalf of such Seller under this Agreement;
(e)    generally taking any and all other actions and doing any and all other things provided in or contemplated by this Agreement to be performed by any and all Sellers; and
(f)    appointing one or more persons to act as a substitute Sellers’ Representative to exercise one or more of the powers conferred on the Sellers’ Representative by this clause 8 (other than the power to appoint a substitute Sellers’ Representative) and to revoke any such appointment, in each case subject to prior notice to each of the Parties and with the prior written consent of Mr Itay Rosenfeld.
8.2    Each Seller hereby:
(a)    irrevocably (by way of security for the performance of its obligations under this Agreement) appoints the Sellers’ Representative as its attorney with full authority on its behalf and in its name or otherwise to do all acts and to execute and deliver such documents or deeds as are required by Law or as may, in the reasonable opinion of the Sellers’ Representative, be required to give effect to the matters described in clause 8.1; and
(b)    severally (but not jointly, or jointly and severally) undertakes to indemnify the Sellers’ Representative against such Seller’s pro rata proportion of the Securities (calculated by reference to the proportion that such Seller’s share of the Final Consideration bears to the aggregate of the Final Consideration) of all costs, claims and expenses and liabilities incurred by the Sellers’ Representative as a result of the exercise or purported exercise of any power conferred on the Sellers’ Representative by this Agreement.
8.3    The Purchaser and each Seller acknowledge that in exercising the powers and authorities conferred by this clause 8 and/or the Transaction Documents upon the Sellers’ Representative, the Sellers’ Representative shall not be acting, or be construed as acting, as the agent or trustee on behalf of any Seller. Each Seller

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

and the Purchaser agree that the Sellers’ Representative shall be entitled to take any and all actions that may be necessary or desirable, as determined by the Sellers’ Representative in its sole discretion, and shall have no liability whatsoever to the Purchaser or any Seller in relation to the exercise of those powers and authorities, save in the case of fraud or fraudulent misrepresentation by the Sellers’ Representative, and each Seller irrevocably agrees that where the Sellers’ Representative is exercising its rights, performing its obligations and otherwise taking any and all actions which it is entitled or required to take pursuant to this Agreement, each Seller shall be bound by any such actions taken by the Sellers’ Representative purporting to act in accordance with this Agreement and no Seller shall have the right to object to, dissent from, protest or otherwise contest any such decision, action, consent or instruction.
8.4    Voicebox shall procure that the Sellers’ Representative shall exercise its rights under clause 8.1 in consultation with Mr Itay Rosenfeld (acting on behalf of each of the Sellers other than Voicebox), provided that this shall not unreasonably hinder or delay the Sellers’ Representative exercising its rights and performing its obligations pursuant to this Agreement.
8.5    Notwithstanding clause 8.3, the Purchaser shall be entitled, without further enquiry, to rely on the exercise of the powers and authorities conferred on the Sellers’ Representative as if the relevant Seller is exercising such powers and authorities.
8.6    If, for any reason, Mr Luuk Remmen is not able to act as the Sellers’ Representative, the Sellers shall nominate in writing another person to fill the role of the Sellers’ Representative as soon as reasonably practicable, and such other person as shall be so notified in writing to the Purchaser by Sellers, shall be the Sellers’ Representative in substitution for Mr Luuk Remmen from time to time.
9.Post-Closing undertakings
Preserved information
9.1    For a period of seven years from Closing, the Purchaser shall, and shall procure that the Target Companies shall:
(a)    preserve all documents, records, correspondence, accounts and other information related to the Target Companies in respect of the period prior to Closing (the Purchaser’s Preserved Information); and
(b)    allow any member of any Sellers’ Group, and its duly authorised Representatives, financial, accounting, legal or other advisers (on reasonable notice in writing to the Purchaser) reasonable access to the Purchaser’s Preserved Information, and provide such other reasonable information and assistance (including access to premises and personnel during Working Hours), and the right to examine and copy or photograph at the expense of the relevant member of the Sellers’ Group) any assets, documents and records, in each case as such member of the Sellers’ Group and its duly authorised Representatives, financial, accounting, legal or other advisers may reasonably require for Tax,

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

accounting, filing, reporting, audit, on-going litigation and compliance requirements (or any other legal or regulatory requirement) with respect to the Target Companies, subject to such Seller or such member of the Sellers’ Group agreeing in such form as the Purchaser may reasonably require to keep all such information confidential, as applicable.
9.2    The Sellers shall deliver, or cause to be delivered, to Voice Topco promptly following Closing, all records, correspondence, documents, files, memoranda and other papers (in whatever form) belonging to Voice Topco and all other Target Companies, as well as any branches, permanent establishments and places of business of a Target Company.
Restrictions on the Sellers
9.3    Voicebox undertakes to the Purchaser and each member of the Purchaser Group that, except with the prior written consent of the Purchaser, it shall not (and it shall procure that each member of its Sellers’ Group shall not), at any time during the period of three years beginning with the Effective Closing Time, offer employment to, enter into a contract for the services of, or attempt to entice away from any of the Target Companies, any Key Employee, whether or not such person would commit a breach of contract by reason of leaving such employment or engagement (except a person who responds, without any form of approach or solicitation by or on behalf of any member of Voicebox’s Sellers’ Group, to a general public advertisement not specifically targeted at such person, or otherwise makes an unsolicited approach to a member of Voicebox’s Sellers’ Group) or procure or facilitate the making of any such attempt by any other person.
9.4    Each of the Management Sellers undertakes to the Purchaser and each member of the Purchaser Group that, without the prior written consent of the Purchaser, he shall not:
(a)    at any time during the Restricted Period:
(i)    carry on, or be concerned, engaged or interested in any business in the United Kingdom, Belgium, the USA, El Salvador, Panama and Turkey which is, or has a documented intention to be, in competition with, the Business as conducted by the Target Group as at the Closing Date or assist any other person to do any of the foregoing things;
(ii)    offer employment to, enter into a contract for the services of, or attempt to entice away from any of the Target Companies, any Key Employee, whether or not such person would commit a breach of contract by reason of leaving such employment or engagement (except a person who responds, without any form of approach or solicitation by or on behalf of any Management Seller, to a general public advertisement not specifically targeted at such person, or a person who makes an unsolicited approach to a Management Seller) or procure or facilitate the making of any such attempt by any other person;

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

(iii)    deal with or canvass, solicit or seek to solicit, in competition with the Target Companies, the custom of any person who has been a customer of any of the Target Companies at any time within the 12 months immediately prior to Closing and with which that Management Seller had business dealings during that same 12-month period; or
(iv)    solicit or entice away from any of the Target Companies any supplier who had supplied goods and/or services to any of the Target Companies at any time during the 12 months immediately prior to Closing if that solicitation or enticement causes or could cause such supplier to cease supplying, or materially reduce its supply of, those goods and/or services to any of the Target Companies; or
(b)    at any time after Closing, use in the course of trade or in any business: (other than the Business itself)
(i)    the words “voxbone”, “voxdid”, “voxout”, “vox” and “inum”;
(ii)    any trade or service mark, business or domain name, design or logo which, at Closing, was or had been used by any of the Target Companies; or
(iii)    anything which is, in the reasonable opinion of the Purchaser, capable of confusion with such words, mark, name, design or logo;
(c)    at any time from the date of this Agreement, enter into any agreement or arrangement or binding understanding with any member of Voicebox’s Sellers’ Group with financial repercussions on, or leading to liability on the part of, any party to such agreement or arrangement (whether at the time such agreement or arrangement or binding understanding is entered into or in the future).
9.5    Nothing contained in clause 9.4 shall prevent any of the Management Sellers from being employed or engaged by any Target Company or, for so long as they remain employed or engaged by any Target Company, restrict them from duly carrying out their duties as employees, consultants, service providers and/or directors of any Target Company.
9.6    The undertakings in clauses 9.3 and 9.4 are intended for the benefit of the Purchaser and the Purchaser Group and apply to actions carried out by the applicable Seller, or, with respect to clause 9.3, Voicebox’s Sellers’ Group, in any capacity whatsoever and whether directly or indirectly, on such Seller’s or such member of its Sellers’ Group’s own behalf, on behalf of any other person or jointly with any other person.
9.7    The undertakings contained in clauses 9.3 and 9.4 are reasonable and necessary for the protection of the Purchaser’s legitimate interests in the goodwill of the Target Group and to confer upon the Purchaser the full benefit of the business and goodwill of the Target Group, and shall be construed as separate and independent undertakings. If any such undertaking is held to be void or

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

unenforceable, the validity of the remaining undertakings shall not be affected, and if any such undertaking is found to be void or unenforceable but would be valid and enforceable if some part or parts of the undertaking were deleted, such undertaking shall apply with such modification as may be necessary to make it valid and enforceable.
9.8    Without prejudice to clause 9.7, if any undertaking in this clause 9 is found by any court or other competent authority to be void or unenforceable, the Parties shall negotiate in good faith to replace such void or unenforceable undertaking with a valid provision which, as far as possible, has the same commercial effect as the provision which it replaces.
9.9    Save in the case of fraud or fraudulent misrepresentation, each Seller undertakes to the Purchaser that it:
4.has no rights against (and waives any rights it may have against); and
5.shall not make any claim against (and waives any claim it may have against), any Target Company or any of its directors or officers (a Covered Person) or its employees or consultants provided that this clause shall (i) not have any effect on any rights or claims that any of the Management Sellers could have against any Target Company in connection with or arising out of the relationship that exists between such Target Company and Management Seller under such Management Seller’s consultancy agreement or employment contract (as applicable), and (ii) not apply to claims against a member of the Purchaser Group for breach of this Agreement.
Directors
9.10    Following Closing, the Purchaser shall ensure that any indemnity and/or immunity provisions contained in the memorandum and articles of association (or similar constitutional documents) of each Target Company of which a Covered Person was an officer or director immediately prior to Closing are not amended, repealed or modified in any manner that would affect the rights of any such Covered Person in an adverse manner.
9.11    For six years from Closing, the Purchaser shall ensure that each Target Company maintains in force such “run-off” directors’ and officers’ liability insurance policies as will enable each Covered Person to, subject to the terms of such insurance policies, make claims arising out of any matter, cause or event occurring before Closing under those policies on terms and conditions that are no less advantageous to such Covered Person than the terms and conditions of cover for such Covered Person contained in the directors’ and officers’ liability insurance policies maintained by the Target Companies as at the date of this Agreement.
9.12    The Purchaser shall:
(a)    procure that the directors, managers and members of the executive committee (or local equivalents) of Voxbone who hold office at Closing or held office prior to Closing (together, Voice Directors) are granted

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

unconditional and irrevocable discharge for the performance of their duties as director, manager or member of the executive committee (or local equivalents) of Voxbone up until Closing, at the next relevant annual shareholders’ meetings (or other relevant corporate body meeting) of Voxbone; and
(b)    not initiate legal proceedings against any Voice Director (or its permanent representative) in connection with the Proposed Transaction (save in the case of fraud or fraudulent misrepresentation or as may be agreed between the Purchaser on one hand and any Voice Director on the other hand).
10.Sellers Warranties
10.1    Each of the Sellers warrants to the Purchaser that each of the statements set out in Schedule 1 (the Sellers Warranties), in so far as it relates to that individual Seller, is true and accurate on the date of this Agreement, and shall be true and accurate on the Closing Date by reference to the facts and circumstances then existing, subject to the provisions of this Agreement (including the limitations set out in Schedule 2 and in clause 13).
10.2    The Purchaser acknowledges and agrees that:
(a)    other than the warranties given by the Management Sellers in the Management Warranty Deed, the Sellers Warranties are the only warranties of any kind given by or on behalf of the Sellers or any other member of a Sellers’ Group or their Representatives (and on which the Purchaser may rely in entering into this Agreement);
(b)    no other representation, warranty, statement, estimate, forecast, opinion, projection or promise made by or on behalf of any Seller, any member of any Sellers’ Group, their Representatives or the Target Companies may form the basis of, or be pleaded in connection with, any claim by any member of the Purchaser Group under or in connection with any Transaction Document; and
(c)    without prejudice to the generality of the foregoing, the Sellers do not give any warranty or make any representation as to the accuracy of any forecasts, estimates, projections, statements of intent or opinion provided to any member of the Purchaser Group or its Representatives (including in the Data Rooms).
10.3    The Sellers acknowledge that the Purchaser is entering into this Agreement on the basis of and in express reliance on the Sellers Warranties.
11.Warranty Insurance Policy
11.1    The Purchaser acknowledges and agrees that:
(a)    neither any failure on the part of the Purchaser Group to enter into, or to comply with the terms of, the Warranty Insurance Policy, nor any unavailability of the Warranty Insurance Policy or of recourse thereunder for whatever reason, shall create or increase any of the Sellers’ liability

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

pursuant to or in connection with this Agreement beyond the express terms of this Agreement (including the limitations set out in Schedule 2 and in clause 13);
(b)    at the date of this Agreement, it shall deliver to the Sellers’ Representative evidence that (i) the Warranty Insurance Policy has been duly and validly entered into and the coverage under the Warranty Insurance Policy is effective as at the date of this Agreement, and (ii) the Warranty Insurance Policy includes an express waiver from the W&I Insurer of any rights of subrogation that it may have against the Sellers (except in the case of fraud or fraudulent misrepresentation by a Seller, but in respect of such Seller only);
(c)    it shall not waive or agree to amend and shall procure that there is no waiver or amendment of the provisions of the Warranty Insurance Policy (including of the provisions pursuant to which the W&I Insurer waives any rights of subrogation it may have against (any of) the Sellers), without the prior written consent of the Sellers (which consent shall not be unreasonably withheld, conditioned or delayed); and
(d)    it shall not novate or otherwise assign its rights under the Warranty Insurance Policy (or do anything which has a similar effect) except, to the extent permitted under the Warranty Insurance Policy, to a member of the Purchaser Group, or do anything which causes any right under the Warranty Insurance Policy not to have full force or effect.
11.2    If there is any conflict or inconsistency between this clause 11 and any other provision of any Transaction Document or the Warranty Insurance Policy, this clause 11 shall prevail.
12.Purchaser warranties
The Purchaser warrants to each and all of the Sellers that each of the statements set out in Schedule 3 is true and accurate on the date of this Agreement, and shall be true and accurate on the Closing Date (by reference to the facts and circumstances then existing).
13.Allocation of the Sellers' liability
13.1    The Purchaser expressly acknowledges and agrees that the liability of each Seller under or in connection with any Transaction Document, shall be several (and not joint or joint and several). The failure by a Seller to perform any of its obligations shall not affect the obligations of the other Sellers towards any other Party, nor shall a Seller be liable for the failure of any other Seller to perform such obligations.
13.2    Each of the Sellers makes the Sellers Warranties (insofar as applicable to it) individually for itself and with respect to the Securities sold by it and the LNs held by it, and the other Sellers cannot be held liable for a breach of such Sellers Warranties.
13.3    The liability of each Seller for each Purchaser Claim (excluding claims for breach of the Sellers Warranties) shall be limited to such Seller’s Liability

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

Percentage of such Purchaser Claim (excluding claims for breach of the Sellers Warranties), or where fewer than all the Sellers are liable in respect of such Purchaser Claim (excluding claims for breach of the Sellers Warranties), such Sellers shall be severally and proportionately liable hereunder in the respective proportions that each such Seller’s Liability Percentage bears to the aggregate Liability Percentages of all such Sellers who are liable in respect of such Purchaser Claim (excluding claims for breach of the Sellers Warranties).
13.4    In each case, the liability of the Sellers shall be subject to the limitations set out in Schedule 2, as applicable.
14.Announcements
14.1    Notwithstanding clause 15, neither the Sellers nor the Purchaser (or any member of the Purchaser Group) shall make any announcement in connection with the existence or subject matter of the Transaction Documents or the Proposed Transaction, without the prior written approval of the other Parties on the making of an announcement, its timing and its content (which shall not be unreasonably withheld, conditioned or delayed).
14.2    The restriction in clause 14.1 shall not:
(a)    apply to the announcement issued by the Purchaser on or after the date of this Agreement in a manner required by applicable Law;
(b)    prohibit Voicebox from referring to the existence and/or subject matter of this Agreement (or any other Transaction Document):
(i)    when providing information or advice to any direct or indirect investors or prospective investors in funds or other investment vehicles managed and/or advised by Affiliates of Voicebox, together with their directors, officers, advisers or agents; or
(ii)    in marketing literature issued or circulated by or on behalf of Voicebox or its Affiliates; or
(c)    apply to the extent that an announcement is required:
(i)    by Law or by any stock exchange, securities regulator (which for the avoidance of doubt shall include the SEC) or by a Governmental Entity having applicable jurisdiction, provided that the Party proposing to make the announcement shall use its reasonable efforts to first inform, to the extent permitted by Law, the other Parties of its intention to do so; or
(ii)    in connection with any filing to be made with, or any clearance, exemption or consent to be obtained from, any stock exchange, securities regulator (which for the avoidance of doubt shall include the SEC) or any Governmental Entity having applicable jurisdiction.
15.Confidentiality
15.1    For purposes of this clause 15, Confidential Information means:

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

(a)    information relating to the existence of, the provisions of, and negotiations leading to, the Transaction Documents and the Proposed Transaction;
(b)    in relation to the obligations of the Purchaser, any information received or held by the Purchaser (or any of its Representatives) relating to the Sellers, a Sellers’ Group or, before Closing, any of the Target Companies; and
(c)    in relation to the obligations of each of the Sellers, any information received or held by the relevant Seller (or any of its Representatives) relating to the Purchaser Group (including, following Closing, the Target Companies), and includes written information and information transferred or obtained orally, visually, electronically or by any other means, and any information which the relevant Party has determined from such information it or its Representatives have received (including any forecasts or projections).
15.2    Each of the Sellers and the Purchaser shall (and each of the Sellers and the Purchaser shall procure that their respective Representatives shall) maintain Confidential Information in confidence, and not disclose Confidential Information to any person, except (i) as permitted by clauses 14 or 15, or (ii) as the Purchaser and Sellers’ Representative approve in writing prior to such disclosure (in each case, which shall not be unreasonably withheld, conditioned or delayed).
15.3    Clause 15.2 shall not prevent disclosure by a Party or any of its Representatives to the extent it can demonstrate that the disclosure is:
(a)    made on a strictly confidential basis to its Representatives or its auditors (or, by the Sellers, to the certificate holders in the Stichting, or to each Seller’s bank referred to in clause 16.1 for the purposes of “know-your-customer” requirements in respect of payments under this Agreement) for the purposes of the Proposed Transaction and provided that such Representatives, auditors, certificate holders in the Stichting and each such Seller’s bank are instructed to comply with the provisions of this clause 15;
(b)    required by Law or by any stock exchange, securities regulator (which for the avoidance of doubt shall include the SEC) or by any Governmental Entity (which for the avoidance of doubt shall include any Telecom Regulatory Authority) having applicable jurisdiction, provided that the disclosing party shall use reasonable efforts to first inform, to the extent permitted by Law, the other Parties of its intention to disclose such information;
(c)    required to make any filing with, or obtain any clearance, exemption or consent from, any stock exchange, securities regulator (which for the avoidance of doubt shall include the SEC) or any Governmental Entity (which for the avoidance of doubt shall include any Telecom Regulatory Authority) having applicable jurisdiction, including any filing referred to

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

in clause 5.13 and in Schedule 8 (in each case, subject to the provisions and restrictions on confidentiality contained in clause 5.13 and in Schedule 8);
(d)    made to a Tax Authority in connection with the relevant Party’s Tax affairs or those of its Affiliates;
(e)    required for the purpose of any arbitral or judicial proceedings;
(f)    of Confidential Information which was lawfully in the possession of that Party or any of its Representatives (in either case as evidenced by written records), without any obligation of secrecy before it being received or held;
(g)    of Confidential Information which has previously become publicly available other than through that Party’s action or failure to act (or that of its Representatives);
(h)    in the case of the Purchaser, made on a strictly confidential basis to the W&I Insurer (including the broker and underwriters);
(i)    required under the terms of any indenture agreement;
(j)    required under the terms of any credit agreement, provided that such Confidential Information is marked as confidential or the recipients are otherwise made aware of its confidential nature;
(k)    required in order to facilitate any assignment or proposed assignment of the whole or any part of the rights or benefits under this Agreement which is permitted by clause 16.9 or 16.10, provided that such information is disclosed on a strictly confidential basis; or
(l)    in the case of Voicebox only, such disclosure is made to:
(i)    any member of its Sellers’ Group or its or their directors, officers, partners, consultants, members or employees; or
(ii)    any direct or indirect investors or prospective investors in funds managed and/or advised by any member of its Sellers’ Group, together with its directors, officers, advisers or agents provided that such information is disclosed on a confidential basis.
15.4    If this Agreement terminates, the Purchaser shall as soon as practicable on written request by the Sellers’ Representative (i) return to the Sellers’ Representative all Confidential Information provided to the Purchaser (or its Representatives or auditors) without keeping any copies thereof, or, at the option of the Purchaser, destroy such Confidential Information, and (ii) so far as it is practicable to do so, expunge such Confidential Information from any computer, word processor or other device. The Purchaser (and its Representatives or auditors) may retain any Confidential Information to the extent it is required to do so by any applicable Law (including the rules of a professional body), or by any bona fide internal document retention policy existing at the date of this Agreement.

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

15.5    The Purchaser shall procure that any Confidential Information relating to the Sellers which is held after Closing by the Purchaser Group shall, upon written request by the Sellers’ Representative, be returned to the Sellers’ Representative or, at the option of the Purchaser, destroyed, save that the Purchaser Group may retain any such Confidential Information to the extent it is required to do so by any applicable Law (including the rules of a professional body), or by any bona fide internal document retention policy existing at the date of this Agreement.
15.6    The NDA shall remain in full force and effect but shall terminate on Closing.
15.7    This clause 15 shall survive termination of this Agreement or Closing, as the case may be, but shall expire five years after the date of this Agreement.
16.Miscellaneous
Payments
16.1    Any payment of cash to be made pursuant to this Agreement by:
(a)    the Purchaser to the Sellers shall be made to such bank account of the relevant Seller, which shall be a single bank account in respect of each such Seller, as notified by the Sellers’ Representative, in writing, to the Purchaser no later than five Business Days prior to Closing (and any such alternative account notified after Closing); and
(b)    any of the Sellers to the Purchaser shall be made to such bank account of the Purchaser as notified by the Purchaser, in writing, to the Sellers’ Representative at the relevant time.
16.2    Payments under clause 16.1 shall be in immediately available funds by electronic transfer on the due date for payment. Receipt of the amount due shall be an effective discharge by the payor of the relevant payment obligation. If any sum due for payment in accordance with this Agreement is not paid on the due date for payment, the person in default shall pay an annual rate equal to three per cent. above the base lending rate of HSBC Bank plc from time to time on that sum from (but excluding) the due date to (and including) the date of actual payment calculated on a daily basis.
Costs
16.3    Subject to clause 16.4 and except as otherwise provided in the Transaction Documents, the Sellers, on the one hand, and the Purchaser, on the other hand, shall each be responsible for their own costs and charges incurred in connection with the Proposed Transaction.
16.4    The Purchaser shall bear all stamp duty, stamp duty reserve tax, land transfer tax or other documentary, transfer or registration duties or similar Taxes (including in each case any related interest or penalties) arising as a result of the entry into or implementation of the Transaction Documents (including the implementation of any of the transactions contemplated under any of the Transaction Documents).

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

VAT
16.5    All sums payable under or pursuant to this Agreement are (unless expressly stated otherwise) exclusive of any applicable VAT. Where, under or pursuant to this Agreement, any party (the Supplier) makes a supply to any other party (the Recipient) for VAT purposes and the Supplier or an Affiliate of the Supplier is required to account for VAT in respect of that supply to a Tax Authority, the Recipient shall, subject to the receipt of a valid VAT invoice, pay to the Supplier an amount equal to such VAT in addition to any other consideration for that supply. Such payment shall be made within 10 Business Days of demand or, if later, at the same time as any such consideration is payable.
16.6    If any party (the Paying Party) is required by this Agreement to reimburse another party (the Payee Party) for any Loss, the Paying Party shall also reimburse the Payee Party for any VAT incurred by the Payee Party (or any of its Affiliates) in respect of that Loss, except to the extent that the Payee Party (or its Affiliate) is entitled to any credit, repayment, refund or relief in respect of that VAT.
Assignment
16.7    This Agreement shall be binding on and inure for the benefit of the successors of each of the Parties to this Agreement.
16.8    If an assignment is made in accordance with this clause 16, the liabilities of the Parties shall be no greater or less than such liabilities would have been if the assignment had not occurred.
16.9    Except as provided for in this clause 16, or as the Sellers’ Representative and the Purchaser specifically agree in writing, no person shall assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it. Any purported assignment in contravention of this clause 16.9 shall be void.
16.10    The Purchaser may assign the benefit of this Agreement and/or any other Transaction Document to which it is a party, in whole or in part, to, and it may be enforced by, any wholly-owned member of the Purchaser Group, and any such member of the Purchaser Group to whom an assignment is made under this clause 16.10 may itself make such an assignment as if it were the Purchaser under this clause 16.10.
16.11    Any assignment made pursuant to this clause 16 shall be on the basis that:
(a)    the Sellers may discharge their obligations under this Agreement to the assignor until it receives notice of the assignment;
(b)    the liability of the Sellers to any assignee shall not be greater than their liability to the Purchaser;
(c)    the Purchaser will remain liable for any obligations under this Agreement; and
(d)    prior to an assignee ceasing to be a wholly-owned member of the Purchaser Group, the Purchaser shall procure that the assignee assigns

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

the benefit of this Agreement and/or the relevant Transaction Documents to the Purchaser or another wholly-owned member of the Purchaser Group.
Further assurances
16.12    Each of the Parties shall, at its own cost, for a period of 12 months from the Closing Date, execute and deliver, or procure the execution and delivery of, such further documents, and perform, or procure the performance of, all further actions, as may be necessary to implement and give effect to the Transaction Documents, being, in the case of the Sellers, the transfer of the legal and beneficial ownership of the Securities to the Purchaser.
16.13    Each of the Parties shall procure, so far as is reasonably practicable, that its Representatives comply with all obligations under the Transaction Documents that are expressed to apply to any such Representatives.
Notices
16.14    Any notice or other communication to be given in connection with this Agreement shall be in writing in English, and signed by or on behalf of the party giving it. It shall be delivered by hand, email or registered post. A notice shall be effective upon receipt, and shall be deemed to have been received (i) at the time of delivery when left at the address set out in clause 16.15, if delivered by hand or registered post or (ii) at the time of transmission if delivered by email, provided that in either case, where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the following Business Day.
16.15    The addresses and email addresses of the Parties for the purpose of clause 16.14 are set out in Schedule 10. Each Party shall notify the other Parties in writing of a change to its details in Schedule 10 from time to time, provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later.
Whole agreement
16.16    The Transaction Documents together set out the whole agreement between the Parties in respect of the Proposed Transaction, and supersede any previous draft, arrangement or understanding, whether in writing or not, relating to the Proposed Transaction. It is agreed that:
(a)    no Party shall have any claim or remedy in respect of any statement, representation, warranty or undertaking made by or on behalf of the other Party (or any of its Connected Persons or Representatives) in relation to the Proposed Transaction which is not expressly set out in this Agreement or any other Transaction Document;
(b)    any terms or conditions implied by Law in any jurisdiction in relation to the Proposed Transaction are excluded to the fullest extent permitted by Law or, if incapable of exclusion, any right, or remedies in relation to them are irrevocably waived;

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

(c)    the only right or remedy of a Party in relation to any statement, representation, warranty or undertaking set out in this Agreement or any other Transaction Document shall be for breach of this Agreement or the relevant Transaction Document and/or injunction or other equitable relief to the exclusion of all other rights and remedies (including those in tort or arising under statute); and
(d)    except for any liability in respect of a breach of this Agreement or any other Transaction Document, no Party (or any of its Connected Persons or Representatives) shall owe any duty of care or have any liability in tort or otherwise to the other parties (or their respective Connected Persons or Representatives) in relation to the Proposed Transaction, provided that this clause 16.16 shall not exclude any liability for (or remedy in respect of) fraud or fraudulent misrepresentation. Each Party agrees to the terms of this clause 16.16 on its own behalf and as agent for each of its Connected Persons and Representatives.
Waivers, variations and invalidity
16.17    Except as expressly provided in this Agreement, no failure or delay by any Party in exercising any right or remedy relating to this Agreement shall affect or operate as a waiver or variation of that right or remedy, or preclude its exercise at any subsequent time. No single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.
16.18    A waiver of any right or remedy relating to this Agreement shall only be effective if given in writing and shall not be deemed a waiver of any subsequent breach or default.
16.19    No amendment of this Agreement shall be valid, unless it is in writing and duly executed on behalf of the Sellers’ Representative and the Purchaser. Unless expressly agreed, no amendment shall constitute a general waiver of any provision of this Agreement, nor shall it affect any rights or obligations under or pursuant to this Agreement which have already accrued up to the date of amendment and the rights and obligations under or pursuant to this Agreement shall remain in full force and effect except and only to the extent that they are amended.
16.20    Each of the provisions of this Agreement is severable. If any such provision is or becomes illegal, invalid or unenforceable under the Law of any jurisdiction, the Parties shall use all reasonable efforts to replace it with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.
Deposit of documents
16.21    The Sellers have arranged for the contents of the Data Rooms to be saved on a set of USB sticks, of which two identical copies have been produced. The Sellers’ Representative shall provide to the Purchaser’s lawyers, Latham & Watkins (London) LLP, one set of such USB sticks within five Business Days after the date of this Agreement.

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

Withholdings and set-off
16.22    All sums payable by the Parties under this Agreement or any of the Transaction Documents or for breach of any of the provisions of this Agreement or any of the Transaction Documents shall be paid free and clear of all deductions or withholdings whatsoever, save only as provided in this Agreement or as required by applicable Law.
16.23    If any Party is required by Law to make a deduction or withholding in respect of any sum payable under this Agreement (other than the payment of the Initial Consideration under clause 3.2, the payment of any Purchase Price Adjustment, the payment of the Holdback Amount or the repayment of the Employee Loans), it shall, at the same time as the sum which is the subject of the deduction or withholding is payable, make a payment to the other Party of such additional amount as shall be required to ensure that the net amount received by that other Party will equal the full amount which would have been received by them had no such deduction or withholding been required to be made. Any Party that determines that an amount is required to be deducted and withheld by Law, shall provide the payee with (i) commercially reasonable notice of such Party’s intent to deduct and withhold, which shall include a copy of the calculation of the amount to be deducted and withheld and (ii) a reasonable opportunity for the payee to provide forms or other evidence that would exempt such amounts from withholding (or reduce such withholding).
16.24    If any sum paid by any Party (other than the payment of the Initial Consideration under clause 3.2, the payment of any Purchase Price Adjustment, the payment of the Holdback Amount or the repayment of the Employee Loans) is required by Law to be brought into charge to Tax by the other Party (or would be but for any Relief) then, except in relation to interest, the paying Party shall pay such additional amount as shall be required to ensure that the total amount paid, less the Tax chargeable on such amount (or that would be chargeable but for such Relief), is equal to the amount that would otherwise be payable.
16.25    Each Party waives and relinquishes any right of set-off or counterclaim, deduction or retention which it might otherwise have out of any payments which it may be obliged to make (or procure to be made) to any other Party pursuant to this Agreement or otherwise.
Counterparts
16.26    This Agreement may be executed in any number of counterparts, and by each Party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment shall be an effective mode of delivery.
16.27    The Parties acknowledge and agree that all columns other than those headed “Liability Percentage” and “Purchase Price Adjustment Proportion” of the Allocation Table shall be redacted in full for the purposes of any disclosure to the Stichting or any of the Management Sellers, save with respect to the information set out against such Seller’s name in the Allocation Table, and the

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

Stichting and each of the Management Sellers acknowledge the provisions of clauses 2.4 and 5.9(b) of this Agreement.
Third party enforcement rights
16.28    Except as provided for in clause 16.29, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.
16.29    Any member of the Purchaser Group (including, following Closing, the Target Companies) and any of their respective directors, officers, employees or agents (including advisers), and the Covered Persons, may enforce the terms which are stated to be for their benefit subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.
16.30    Each Party represents to the other that their respective rights to terminate, rescind or agree any amendment, variation, waiver or settlement under this Agreement are not subject to the consent of any person that is not a party to this Agreement other than the Spouse Consents.
Conflict with other agreements
16.31    If there is any conflict between the terms of this Agreement and any other agreement (including, for the avoidance of doubt, the Shareholders’ Agreement), this Agreement shall prevail (as between the parties to this Agreement and as between any of their Affiliates) unless the Parties to this Agreement:
(a)    are also parties to that other agreement and such other agreement expressly states that it overrides this Agreement in the relevant respect; or
(b)    expressly agree in writing that such other agreement shall override this Agreement in that respect.
16.32    Each of the Sellers acknowledges and agrees, for the benefit of each other Seller that the entry into the Transaction Documents and the completion of the Proposed Transaction is approved for all purposes under the Shareholders’ Agreement and the Articles of Association, and no Seller shall assert any claim against any other Seller or a Target Company pursuant to the Shareholders’ Agreement or Articles of Association in respect of any action contemplated by the Transaction Documents.
16.33    To the extent permitted by Law, where any provision of this Agreement conflicts with any of the Articles of Association, each of the relevant Sellers undertakes to exercise its voting rights in respect of such Target Company to procure that the relevant Articles of Association are amended so as to ensure that they are consistent with the terms of this Agreement.
17.Governing law and jurisdiction
17.1    This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and interpreted in accordance with, English law.

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

17.2    Except as expressly provided otherwise in this Agreement, the English courts shall have exclusive jurisdiction in relation to all disputes (including claims for set-off and counterclaims) arising out of or in connection with this Agreement including, without limitation, disputes arising out of or in connection with: (i) the creation, validity, effect, interpretation, performance or non-performance of, termination or the legal relationships established by, this Agreement; and (ii) any non-contractual obligations arising out of or in connection with this Agreement. For such purposes each Party irrevocably submits to the jurisdiction of the English courts and waives any objection to the exercise of such jurisdiction. Each Party also irrevocably waives any objection to the recognition or enforcement in the courts of any other country of a judgment delivered by an English court exercising jurisdiction pursuant to this clause.
17.3    The Purchaser shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this Agreement. Such agent shall be Oakwood Corporate Services Limited currently of 3rd Floor, 1 Ashley Road, Altrincham, Cheshire WA14 2DT and any claim form, judgment or other notice of legal process shall be sufficiently served on the Purchaser if delivered to such agent at its address for the time being or to such other person and address in England as the Purchaser shall notify the Sellers’ Representative in writing from time to time.
17.4    Voicebox shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this Agreement. Such agent shall be Vitruvian Partners Limited currently of 105 Wigmore Street, London, W1U 1QY and any claim form, judgment or other notice of legal process shall be sufficiently served on Voicebox if delivered to such agent at its address for the time being (with attention to the Legal Department (legal@vitruvianpartners.com)) or to such other person and address in England as Voicebox shall notify the Purchaser in writing from time to time.
17.5    The Stichting shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this Agreement. Such agent shall be Vitruvian Partners Limited currently of 105 Wigmore Street, London, W1U 1QY and any claim form, judgment or other notice of legal process shall be sufficiently served on the Stichting if delivered to such agent at its address for the time being (with attention to the Legal Department (legal@vitruvianpartners.com)) or to such other person and address in England as the Stichting shall notify the Purchaser in writing from time to time.
17.6    Each Management Seller shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this Agreement. Such agent shall be Vitruvian Partners Limited currently of 105 Wigmore Street, London, W1U 1QY and any claim form, judgment or other notice of legal process shall be sufficiently served on each Management Seller if delivered to such agent at its address for the time being (with attention to the Legal Department (legal@vitruvianpartners.com)) or to such other person and address in England as the Management Sellers shall notify the Purchaser in writing from time to time.

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

Schedule 1
Sellers Warranties
1.    The Sellers
1.1    The relevant Seller which is not a physical person is validly incorporated and existing under the laws of its jurisdiction of incorporation.
1.2    The relevant Seller has taken all necessary action and has all requisite power and authority to authorise the execution and entering into of each Transaction Document to which it is a party and performance of its obligations under each Transaction Document to which it is a party in accordance with their terms, subject to the execution of the Spouse Consent for the relevant Seller (if applicable).
1.3    The relevant Seller: (i) has not been wound-up or dissolved by any shareholders’ resolution or by any judicial decision and is not the subject of an order, petition or resolution for its winding-up or dissolution (and no meeting has been convened for that purpose); (ii) is not insolvent or unable to pay its debts (within the meaning of the Insolvency Act 1986 or any analogous legislation in the jurisdiction relevant to such Seller) and has not stopped paying its debts as they fall due; (iii) is not the subject of any petition for an administration order (and no administrator or receiver (including any administrative receiver) has been appointed in respect of the whole or any part of any of its property, assets and/or undertaking); (iv) is not the subject of any arrangement or composition with its creditors, or any class of its creditors and (v) is not bankrupt, has not had a bankruptcy notice issued against him, is not unable to pay all of his debts as they fall due and is not presumed to be bankrupt under any applicable Law.
1.4    The execution and delivery by the relevant Seller of each Transaction Document to which it is a party and the performance of the obligations of the relevant Seller under it do not conflict with or constitute a default under any provision of: (i) any agreement or instrument to which the relevant Seller is a party or by which the relevant Seller is bound and which is material in the context of the Proposed Transaction, (ii) in respect of a Seller which is not a physical person, the Constitutional Documents of such Seller, or (iii) any Law, order or judgement by which the relevant Seller is bound, in each case where such conflict or default would have a material impact on such Seller’s ability to perform its obligations under the Transaction Documents.
1.5    The Transaction Documents to which each Seller is a party constitutes (or shall constitute when executed) legal, valid and binding obligations of the relevant Seller in accordance with their terms.
1.6    Save as otherwise provided in this Agreement, no consent, action, approval or authorisation of, and no registration, declaration, notification or filing with or to, any Governmental Entity or other authority is required to be obtained, or made, by the relevant Seller to authorise the execution or performance of each Transaction Document to which it is a party. For the avoidance of doubt, this warranty does not relate to any antitrust, foreign investment or telecommunications regulatory consent, action, approval or authorisation of, or registration, declaration, notification or filing that would need to be made under

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

any applicable Law in connection with the transactions (and resultant change of control) contemplated in this Agreement.
1.7    No Seller is subject to any order, judgment, direction, investigation (of which it is aware) or other proceedings by any Governmental Entity which will prevent or delay Closing.
2.    The Securities and Sellers’ title to the Securities
2.1    The Shares constitute the whole of the allotted and issued share capital of Voice Topco, and the Prefs, and the ordinary shares in the capital of Voice Finco held by Voice Topco, together constitute the whole of the allotted and issued share capital of Voice Finco, and the Securities have been properly and validly allotted and issued, are fully paid and free from all Third Party Rights.
2.2    The relevant Seller is the sole legal and beneficial owner of the number of Securities and LNs set out opposite its name in the Allocation Table.
2.3    The relevant Seller will be entitled to transfer at Closing the full ownership of the Securities set out opposite its name in the Allocation Table to the Purchaser pursuant to the terms set out in this Agreement and such Seller does not hold any other interest in the Securities or in any share or loan capital or securities or any securities convertible into any of the foregoing of any Target Company (other than the LNs to be redeemed on Closing).
2.4    No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion of, issue, sale or transfer or repayment of any share or loan capital or any other security giving rise to a right over, or an interest in, the capital of Voice Topco or Voice Finco under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).
2.5    No Third Party Right has been created in favour of any person affecting the Securities or the LNs (or any unissued shares or debentures or other unissued securities of Voice Topco and Voice Finco), and no commitment has been given to create any such Third Party Right and no person has claimed any rights in connection with any such Third Party Right.

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

Schedule 2
Limitations
1.    Exclusions of liability
1.1    The Sellers shall not be liable in respect of any Non-Tax Claim, if and to the extent that the fact, matter, event or circumstance giving rise to it:
(a)    was known to the Purchaser whereby knowledge of the Purchaser shall mean the actual knowledge of David A. Morken, Jeffrey A. Hoffman, W. Christopher Matton, Marina C. Carreker, Gabriela Gonzalez and Shiv Hira;
(b)    is specifically provided for in the Accounts (and then only to the extent of the amount of such provision);
(c)    would not have arisen (or would have been reduced) but for a change in Laws (including on the basis of case law) or a published amendment to any administrative practice by any Governmental Entity, after the Closing Date;
(d)    would not have arisen (or where any such liability of the Sellers would have been reduced) but for a change after Closing (i) to the Tax or corporate structure of any Target Company, (ii) to the date on which any Target Company makes up its accounts, or (iii) in the bases, methods, principles or policies of accounting of any Target Company, unless such changes are required to remedy such Target Company’s non-compliance with applicable Laws or generally accepted accounting principles in the period prior to Closing;
(e)    would not have arisen (or would have been reduced) but for any act, omission or transaction carried out (i) before Closing at the written request or with the prior written approval of the Purchaser, (ii) in accordance with this Agreement, or (iii) by the Purchaser or any Target Company after Closing other than, in the case of (iii) any act, omission or transaction carried out (A) pursuant to and in accordance with a legally binding obligation of any Target Company which was in force on or prior to Closing, (B) where required by applicable Laws, (C) in the ordinary and usual course of business as conducted as at Closing, or (D) at the written request or with the written approval of a Seller;
(d)    has been made good or otherwise compensated for, without cost to the Purchaser or any Target Company to the reasonable satisfaction of the Purchaser; or
(g)    arises, increases or has not been reduced, as a result of a breach by the Purchaser of paragraph 6 of this Schedule 2.
2.    Claim notice
2.1    Any notice of a Purchaser Claim shall be given by the Purchaser to the Sellers’ Representative as soon as reasonably practicable after, and in any event within 30 Business Days of the date on which, the Purchaser becomes actually aware of the fact, matter, event or circumstance reasonably likely to give rise to such Purchaser Claim (it being understood that no notice may be given prior to Closing). A failure by the Purchaser to give timely notice as contemplated by this paragraph shall not prejudice the Purchaser’s right to bring a Purchaser Claim for Loss, other than to the extent that such failure increases the amount of such Loss and only to the extent of such increase.

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

2.2    The notice of a Purchaser Claim shall include (i) details as to the nature of the Purchaser Claim (to the extent known to the Purchaser at such time) (including the provisions of this Agreement on which the Purchaser Claim is based) and (ii) if possible, and on a without prejudice basis, the Purchaser’s bona fide estimate of the amount of the Purchaser Claim and a statement of the Loss suffered.
2.3    Any Purchaser Claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn nine months after the notice is given pursuant to paragraph 3.1 or 3.2 of this Schedule 2, unless legal proceedings in respect of it have been commenced or, in the case of a contingent liability, nine months after such liability becomes an actual liability. No new Purchaser Claim may be made in respect of the facts, matters, events or circumstances giving rise to any such withdrawn Purchaser Claim.
3.    Time limitations
3.1    The Sellers shall not be liable for any Purchaser Claim for breach of the Sellers Warranties unless the Sellers’ Representative receives from the Purchaser written notice in accordance with paragraph 2 (Claim Notice) at the latest seven years after the Closing Date.
3.2    The Sellers shall not be liable for any Non-Tax Claim, other than a Purchaser Claim for breach of the Sellers Warranties (in respect of which paragraph 3.1 shall apply), unless the Sellers’ Representative receives from the Purchaser written notice in accordance with paragraph 2 (Claim Notice) at the latest 18 months after the Closing Date.
3.3    Other than in respect of Specific Tax Indemnities, the Sellers shall not be liable for any Purchaser Claim under the Tax Covenant unless the Sellers’ Representative receives from the Purchaser written notice in accordance with paragraph 4 of Schedule 7 (Tax Covenant) at the latest seven years after the Closing Date.
3.4    The Sellers shall not be liable for any Purchaser Claim under the Specific Tax Indemnities unless the Sellers’ Representative receives from the Purchaser written notice in accordance with paragraph 4 of Schedule 7 (Tax Covenant) at the latest by the Tax Escrow Release Date.
4.    Financial limitations
4.1    The maximum aggregate amount of the liability of each of the Management Sellers and the Stichting for all Purchaser Claims other than claims for breach of the Sellers Warranties or under the Tax Covenant (in respect of which paragraphs 4.3, 4.4 and 4.5 apply), shall be limited to, and shall never exceed, an amount equal to the aggregate of:
(a)    the aggregate consideration paid to the relevant Management Seller or the Stichting (as the case may be) at Closing pursuant to this Agreement (disregarding, for these purposes, any reduction, or deemed reduction, made or to be made to such consideration pursuant to clause 3.13); plus
(b)    the amount of the LN Redemption Amount repaid to the relevant Management Seller or the Stichting (as the case may be); less,
(c)    in the case of each Management Seller or the Stichting, any Tax due and payable by such Management Seller or the Stichting (or, in relation to the

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

Stichting, the holders of depository receipts in the Stichting) with respect to the amounts referred to in paragraph 4.1(a) and 4.1(b) above.
4.2    The maximum aggregate amount of the liability of Voicebox for all Purchaser Claims other than claims for breach of the Sellers Warranties or under the Tax Covenant (in respect of which paragraphs 4.3 and 4.5 apply), shall be limited to, and shall never exceed, an amount equal to (i) the aggregate consideration paid to the Voicebox at Closing pursuant to this Agreement (disregarding, for these purposes, any reduction, or deemed reduction, made or to be made to such consideration pursuant to clause 3.13) and (ii) the amount of the LN Redemption Amount repaid to Voicebox.
4.3    Save in respect of any Purchaser Claim under the Specific Tax Indemnities, the maximum aggregate amount of the liability of the relevant Seller for all Purchaser Claims for breach of the Seller Warranties or under the Tax Covenant shall never exceed, in the aggregate, the amount corresponding to EUR 1 multiplied by the relevant Seller’s Liability Percentage.
4.4    The maximum aggregate liability of each Seller for all Purchaser Claims under the Specific Tax Indemnities shall never exceed the amount equal to the product of: (i) the Tax Escrow Amount; and (ii) the relevant Seller’s Purchase Price Adjustment Proportion. The maximum aggregate liability of each Seller for all Purchaser Claims under paragraph 2.1(f) of Schedule 7 (Tax Covenant) (or under paragraph 2.1(h) of Schedule 7 (Tax Covenant) to the extent that the Actual Tax Liability that would have arisen but for the use or set off of the relevant Purchaser’s Relief would have fallen within the scope of paragraph 2.1(f) of Schedule 7 (Tax Covenant)) shall never exceed, in the aggregate, the product of: (i) EUR 2,100,000; and (ii) the relevant Seller’s Purchase Price Adjustment Proportion. The Parties acknowledge that a Purchaser Claim under the Specific Tax Indemnities and satisfied by way of the Tax Escrow Amount shall serve as the sole recourse for the Purchaser in respect of any claims against the Sellers in connection with the Specific Tax Indemnities.
4.5    The Parties acknowledge that the W&I Insurance Policy will provide coverage to the Purchaser in relation to any Purchaser Claims in respect of the Sellers Warranties, the Tax Covenant (other than a Purchaser Claim under the Specific Tax Indemnities) and claims under the Management Warranty Deed only. The Purchaser acknowledges and agrees with the Sellers that the Purchaser’s sole and exclusive source of remedy in respect of any Purchaser Claim in respect of a Sellers Warranty or the Tax Covenant (other than a Purchaser Claim under the Specific Tax Indemnities) under this Agreement and in respect of any claim under the Management Warranty Deed will be against the W&I Insurer under the W&I Insurance Policy, except to the extent that such Purchaser Claim or claim under the Management Warranty Deed arises from the fraud or fraudulent misrepresentation of a Seller (and then only to the extent that such Purchaser Claim or claim under the Management Warranty Deed relates to such Seller’s fraud or fraudulent misrepresentation).
5.    Recovery and savings
5.1    Where the Sellers have made a payment to the Purchaser in relation to any Purchaser Claim, and the Purchaser or any member of the Purchaser Group is subsequently entitled to recover (whether by insurance, payment, discount,

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

credit, deduction, exemption or set-off (including in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax), or any right to or actual repayment of or saving of Tax or otherwise) from a third party (other than the W&I Insurer) a sum which indemnifies or compensates the Purchaser or any member of the Purchaser Group (in whole or in part) in respect of Loss which is the subject of a Purchaser Claim, then the Purchaser or the relevant member of the Purchaser Group shall (i) promptly notify the Sellers of the fact, and provide such information (to the extent known to the Purchaser at such time) as the Sellers may reasonably require, (ii) take all reasonable steps or proceedings as the Sellers may reasonably require to enforce such right, and (iii) if any amount is actually recovered from such third party, pay to the Sellers (as soon as reasonably practicable after receipt) an amount equal to the amount recovered from the third party (less all reasonable costs and expenses of recovery and less any Tax suffered on the amount so recovered) up to the amount actually paid by the Sellers to the Purchaser.
5.2    The Sellers shall not be liable in respect of any Purchaser Claim to the extent that the amount of such Purchaser Claim is covered by a policy of insurance held by a Target Company as at Closing.
5.3    The Sellers shall not be liable to satisfy any Purchaser Claim to the extent of any corresponding saving by, any payment by a third party (subject to paragraph 5.1) to, or net quantifiable financial benefit to, the Purchaser or any member of the Purchaser Group arising from the matter giving rise to such Purchaser Claim (including the amount by which any Tax for which the Purchaser, any member of the Purchaser Group or any Target Company would otherwise have been accountable or liable to be assessed is or could reasonably be expected to be reduced or extinguished (in the year in which the corresponding Loss has actually taken place or in the subsequent 12 months) as a result of the matters giving rise to the Purchaser Claim).
6.    Duty to mitigate, right to remedy, contingent liabilities
6.1    If a breach of the Sellers Warranties or of this Agreement by the Sellers, or a Purchaser Claim under the Tax Covenant, is capable of remedy, the Purchaser shall only be entitled to compensation if it gives the Sellers’ Representative written notice of the breach and the breach is not remedied, to the reasonable satisfaction of the Purchaser, within 30 days after the date on which the notice referred to in paragraph 2.1 is served on the Sellers’ Representative. The Purchaser shall, or shall procure that any relevant member of the Purchaser Group shall, provide all reasonable assistance to the Sellers to remedy any such breach.
6.2    Other than in relation to the Tax Covenant, the Purchaser shall, and shall procure that the relevant member of the Purchaser Group shall, take all reasonable steps to mitigate any Loss which it may suffer in consequence of any breach by the Sellers of this Agreement, or, upon or after becoming aware of any fact, matter, event or circumstance reasonably likely to give rise to a Purchaser Claim.
6.3    If any Non-Tax Claim is based upon a liability which is, at the time of notice to the Sellers’ Representative, contingent only, the Sellers shall not be liable unless and until such contingent liability becomes an actual liability, provided that this

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

paragraph 6.3 does not preclude the Purchaser giving notice of a Purchaser Claim pursuant to this Schedule 2.
7.    No double recovery
The Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitutions or indemnities more than once in respect of the same Loss under this Agreement or any other Transaction Document.
8.    Non-application of limitations
The liability exclusions and limitations set out in paragraphs 3 (Time limitations) and 4 (Financial limits) of this Schedule 2 shall not apply in respect of a Seller in case of fraud or fraudulent misrepresentation by such Seller.

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

Schedule 3
Purchaser warranties

1.    The Purchaser is validly incorporated and existing under the laws of its jurisdiction of incorporation.
2.    The Purchaser has taken all necessary action and has all requisite power and authority to authorise the execution and entering into of each Transaction Document to which it is a party and performance of its obligations under each Transaction Document to which it is a party in accordance with their terms.
3.    The Purchaser: (i) has not been wound-up or dissolved by any shareholders’ resolution or by any judicial decision and is not the subject of an order, petition or resolution for its winding-up or dissolution (and no meeting has been convened for that purpose); (ii) is not insolvent or unable to pay its debts (within the meaning of the Insolvency Act 1986 or any analogous legislation in the jurisdiction relevant to the Purchaser) and has not stopped paying its debts as they fall due; (iii) is not the subject of any petition for an administration order (and no administrator or receiver (including any administrative receiver) has been appointed in respect of the whole or any part of any of its property, assets and/or undertaking); and (iv) is not the subject of any arrangement or composition with its creditors, or any class of its creditors.
4.    The execution and delivery by the Purchaser of each Transaction Document to which it is a party and the performance of the obligations of the Purchaser under it do not conflict with or constitute a default under any provision of: (i) any agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound and which is material in the context of the Proposed Transaction, (ii) its Constitutional Documents, or (iii) any Law, order or judgement by which it is bound, in each case where such conflict or default would have a material impact on the Purchaser’s ability to perform its obligations under the Transaction Documents.
5.    The Transaction Documents to which the Purchaser is a party constitute (or shall constitute when executed) legal, valid and binding obligations of the Purchaser in accordance with their terms.
6.    Save as otherwise provided in this Agreement, no consent, action, approval or authorisation of, and no registration, declaration, notification or filing with or to, any Governmental Entity or other authority is required to be obtained, or made, by the Purchaser to authorise the execution or performance of each Transaction Document to which it is a party.
7.    The Purchaser is not subject to any order, judgment, direction, investigation (of which it is aware) or other proceedings by any Governmental Entity which will prevent or delay Closing.
8.    The Purchaser is not aware of any facts, matters, events or circumstances which could reasonably be expected to result in a Purchaser Claim, except for any fact, matter, event or circumstance that has been Disclosed in the Disclosed Information, and for the purposes of this paragraph 8, the awareness of the Purchaser shall mean the actual knowledge of David A. Morken, Jeffrey A.

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

Hoffman, W. Christopher Matton, Marina C. Carreker, Gabriela Gonzalez and Shiv Hira.
9.    The Purchaser has, and will at Closing have, cash immediately available to it on an unconditional basis (other than Closing) which will in aggregate on the date of Closing provide, in immediately available funds, the necessary cash resources to:
(a)    pay the Closing Payment to the Sellers;
(b)    pay the LN Redemption Amount;
(c)    procure the payment of the amount required by each relevant Target Company to discharge and repay the Outstanding Debt; and
(d)    meet its other obligations under the Transaction Documents, provided that where the Purchaser has complied with its obligations to pay the Initial Consideration at Closing and subject to Closing occurring, the Purchaser shall have no liability to the Sellers under this paragraph 9 of Schedule 3.

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

Schedule 4
Resignation letter

The Directors
The Target Companies (as such term is defined below)
c/o Voice Topco Limited
16 Upper Woburn Place
London, WC1H 0BS
UK

[date]
Dear all,
RE: Resignation as a [director/manager/member of the executive committee] [and as chairman/managing director] of the Target Companies
I hereby resign with immediate effect from [Closing] as a [director/manager/member of the executive committee] [and as chairman of the board of directors/managing director] of each of the following companies in the Voice Topco Limited group of companies (the Relevant Target Companies):
[Relevant Target Companies to be listed]
I confirm that I have no claim or right of action of any kind whatsoever against the Relevant Target Companies or their directors, officers or employees in respect of any cause, matter or thing (including, but not limited to, breach of contract, compensation for loss of office or retirement or unfair or wrongful dismissal) in respect of my resignation or my service as [director/manager/member of the executive committee] [and as chairman of the board of directors/managing director]. No arrangement is outstanding under which a Relevant Target Company or any of its officers or employees have or may have any obligation to me. To the extent that any such claim or obligation exists or may exist, I hereby irrevocably waive such claim and hereby release the Relevant Target Companies and their officers and employees from any liability whatsoever in respect thereof, subject always to any existing right of indemnity under the articles of association or equivalent constitutional documents of each Relevant Target Company or any other arrangement, including any terms of engagement and the provision of any applicable D&O insurance, for any actions taken by me in my capacity as [director/manager/member of the executive committee] [and as chairman of the board of directors/managing director] of the Relevant Target Company.1
Upon my resignation taking effect, please arrange for notification of my resignation to be forwarded to Companies House and to the relevant registers and/or authorities in the other jurisdictions where notice of my resignation is required to be reported and/or published.
1     It is agreed that the provisions of this letter shall, in respect of Mr Itay Rosenfeld and Mr Stefaan Konings, only apply in relation to their resignation from the board of Voice Topco (and not, for example, with respect to their existing management services agreements pursuant to which they provide services to the Target Companies).

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

This letter and any non-contractual obligations arising out of or in connection with it shall be governed by, and interpreted in accordance with, English law, and the English courts shall have exclusive jurisdiction in relation to all disputes (including claims for set-off and counterclaims) arising out of or in connection with this Agreement.
This letter has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.
Yours faithfully,

EXECUTED and delivered    )
as a DEED by             )
[name of director]        )    ………………………………….
in the presence of:        )

………………………………….    Signature of Witness
………………………………….    Name of Witness
………………………………….    Address of Witness
………………………………….
………………………………….
………………………………….    Occupation of Witness

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

Schedule 5
Purchase Price Adjustment
Part A Definitions
In this Schedule 5, where the context admits:
Accounting Principles has the meaning given in paragraph 3.1 of Part B of this Schedule 5;
Cash means, as at the Effective Time, the aggregate amount of cash, cash equivalents, marketable securities and instruments and deposits of the Target Companies, and any line items identified in the column “Cash or Cash Equivalents” in Part B of Schedule 6, determined in accordance with the Accounting Principles, and which shall:
(a)    be calculated net of issued but uncleared checks and drafts written or issued by the Target Companies as of the Effective Time, provided, however, that Cash shall not be reduced by issued but uncleared checks and drafts written or issued to the extent such amounts are reflected as a current liability in the determination of Net Working Capital or Debt; and
(b)    include checks, drafts and wire transfers deposited or in transit for the account of the Target Companies, and other deposits in transit issued or initiated by the Target Companies, provided, however, that Cash shall not be increased by deposits in transit to the extent such amounts are reflected as a current asset in the determination of Net Working Capital or Debt, and for the avoidance of doubt Cash will be calculated based on the general ledger of the Target Group on a consolidated basis;
Closing Statement means the statement prepared in respect of Cash, Debt, and Net Working Capital to be agreed or determined in accordance with this Schedule 5;
Debt means, in respect of the Target Group as at the Effective Time, the aggregate of the following amounts (whether current or non-current) determined in accordance with the Accounting Principles:
(a)    any outstanding loans, and other financial indebtedness the purpose of which is to raise money, owed by any of the Target Companies to any third party (not being a Target Company);
(b)    all obligations evidenced by notes, bonds, loan stock, debentures or similar instruments (other than the Prefs and LNs including accrued interest and dividends thereon);
(c)        all unpaid indebtedness created or arising under any conditional sale or other title retention agreements with respect to property acquired by such person;
(d)        any amounts raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

(e)        all finance leases (but limited to the principal portions of such capital lease payments) to the extent such leases are entered into between the date of this Agreement and the Effective Time;
(f)        all third party fees, expenses or other costs incurred or owing by any Target Company but not yet paid in relation to the Proposed Transaction including, for the avoidance of doubt, the Sellers’ Transaction Costs, but excluding in all cases any fees, expenses or other costs incurred or owing by any Target Company in relation to the obligations in clause 5.4;
(g)        the gross amount of any bonus to be paid to any employee, director, manager or consultant of any Target Company, or any other fees to be paid, directly or indirectly to such employee, director, manager or consultant, in each case where such bonus or fees are payable in connection with the Proposed Transaction (including any Taxes payable thereon (to the extent such amount is not recovered or recoverable from such employee, director, manager or consultant) and including, for the avoidance of doubt, the bonuses entered into between Voice Bidco Limited and certain managers on 18 June 2020 (as amended) and on 11 October 2020 in each case as Disclosed in the Data Rooms);
(h)        any severance, termination (including notice payments) redundancy payments or other liabilities related to the termination of employment or engagement of any employee, director, manager or consultant of any Target Company prior to Closing (including any Taxes payable thereon (to the extent such amount is not recovered or recoverable from such employee, director, manager or consultant));
(i)        any accrued and unpaid bonuses to be paid to any employee, director, manager or consultant of any Target Company for fiscal year 2019 (including any Taxes payable thereon (to the extent such amount is not recovered or recoverable from such employee, director, manager or consultant));
(j)        a fixed amount of EUR 45,500 in respect of litigation in Georgia (for the avoidance of doubt this amount will not be amended as part of the Closing Statement process as contemplated in Part B of this Schedule 5);
(k)        a fixed amount of EUR 108,000 in respect of the Brussels office dilapidation provision (for the avoidance of doubt this amount will not be amended as part of the Closing Statement process as contemplated in Part B of this Schedule 5);
(l)        a fixed amount of EUR 194,000 in respect of the defined benefit pension plan liability (for the avoidance of doubt this amount will not be amended as part of the Closing Statement process as contemplated in Part B of this Schedule 5);
(m)        any accrued and unpaid management fees to any member of any Sellers’ Group, other than the Management Sellers;
(n)        in relation to the Target Companies, corporation income tax payable;

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

including:
(o)        any accrued but unpaid interest on any Debt referred to in paragraphs (a) to (e) above as at the Effective Time; and
(p)        any unpaid redemption fee, penalty, termination fee, premium or other similar item which the lender is entitled to charge in connection with the repayment or termination of the relevant facility of any of the above, to the extent triggered by Closing, and excluding in each case any corporation tax Relief to any Target Company arising in respect of items (a) to and including (p) above, to the extent that it will give rise to a reduction in corporation tax payable by that Target Company in the current or immediately subsequent accounting period;
Disagreement Notice has the meaning given in paragraph 1.2 of Part B of this Schedule 5;
Draft Closing Statement has the meaning given in paragraph 1.1 of Part B of this Schedule 5;
Effective Time means the Effective Closing Time;
Net Working Capital means difference between (i) all current assets of the Target Companies, and (ii) all current liabilities of the Target Companies, in each case, calculated as of the Effective Time in accordance the Accounting Principles and including only those line items that are specifically included in (and excluding any line items specifically excluded from) the column “Net Working Capital” in Part B of Schedule 6;
Reporting Accountants means an independent firm of internationally recognised chartered accountants to be agreed upon by the Sellers’ Representative and the Purchaser within five Business Days of a notice by one to the other requiring such agreement following the expiry of the 20 Business Day period referred to in paragraph 1.3 of Part B of this Schedule 5, or, failing such agreement, to be nominated on the application of either of them by or on behalf of the President for the time being of the Institute of Chartered Accountants in England and Wales; and
Specific Accounting Principles has the meaning given in paragraph 3.1(a) of Part B of this Schedule 5.

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

Part B Purchase Price Adjustment
1.Closing Statement
1.1    The Purchaser shall procure that a draft of the Closing Statement is prepared in accordance with the provisions of this Schedule 5 and delivered to the Sellers’ Representative, together with supporting documents, calculations and working papers, by no later than the 60th Business Day from the Closing Date, but no earlier than the 45th Business Day from the Closing Date (the Draft Closing Statement).
1.2    Within 45 Business Days of receiving it, the Sellers’ Representative may serve notice on the Purchaser stating whether or not it agrees with all or any part of the Draft Closing Statement for the purposes of this Agreement, and in the case of a disagreement, stating in reasonable detail the items in the Draft Closing Statement which it disputes, the basis upon which it disputes such items and the adjustments which, in the Sellers’ opinion acting reasonably, should be made to the Draft Closing Statement in order for it to comply with the requirements of this Agreement (the Disagreement Notice).
1.3    Where the Sellers’ Representative serves a Disagreement Notice, the Parties shall attempt, in good faith, to reach agreement in respect of the disputed items and agree upon the form and content of the Closing Statement within 20 Business Days following receipt by the Purchaser of the Disagreement Notice.
1.4    Where the Sellers are satisfied with the Draft Closing Statement (either as originally submitted by the Purchaser or after adjustments agreed between the Purchaser and the Sellers’ Representative pursuant to paragraph 1.3) or where the Sellers’ Representative fails to serve a valid Disagreement Notice within the 45 Business Day period referred to in paragraph 1.2, then the Draft Closing Statement (incorporating any agreed adjustments) shall constitute the Closing Statement for the purposes of this Agreement, which shall be final and binding on the Sellers and the Purchaser.
1.5    If any disputed items set out in the Disagreement Notice are not resolved and the form and content of the Draft Closing Statement are not agreed in full in the 20 Business Day period referred to in paragraph 1.3, either the Purchaser or the Sellers’ Representative may by notice to the other party refer the matters remaining in dispute to the Reporting Accountants for determination pursuant to paragraph 2 of this Part B of this Schedule 5.
1.6    The costs of preparing the Closing Statement will be borne by the Purchaser, and the Sellers will bear the costs of their review of it. Unless otherwise directed by the Reporting Accountants pursuant to paragraph 2, each Party will bear all other costs incurred by them in connection with this Schedule 5.
2.    Reference to the Reporting Accountants
2.1    Where a dispute is referred to the Reporting Accountants pursuant to paragraph 1.5 of this Part B of this Schedule 5, the Reporting Accountants shall be engaged by the Purchaser and the Sellers on the terms set out in this Schedule 5 and otherwise on such terms as shall be agreed between the Purchaser, the Sellers’ Representative and the Reporting Accountants.

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

2.2    The Parties shall co-operate with each other and the Reporting Accountants and shall comply with the other Party’s or the Reporting Accountant’s reasonable requests made in connection with the carrying out of their duties and/or exercising their obligations under this Schedule 5. In particular, the Purchaser shall provide the Sellers’ Representative and its accountants reasonable access, at reasonable times and on reasonable notice, to the books and records of the Target Group and any other information of the Target Group which may reasonably be required to enable them to review, agree and/or determine the final Closing Statement and the Sellers’ Representative and its accountants shall have the right to take copies of any documents that they reasonably require and shall have access to the relevant personnel of the Target Group as they reasonably require in order to enable them to determine and/or agree the final Closing Statement.
2.3    The Reporting Accountants shall determine their own procedure in respect of the Closing Statement, subject to the following:
(a)    the Purchaser, the Sellers’ Representative and/or their respective accountants shall each promptly (and in any event within 10 Business Days of a relevant appointment) submit a written statement on the matters in dispute (together with relevant supporting documents) to the Reporting Accountants for determination and deliver a copy of such written statement and supporting documents to the other party;
(b)    following delivery of their respective submissions, the Purchaser and the Sellers’ Representative shall have the opportunity to comment once only (provided that nothing in this paragraph 2.3(b) shall prevent the Parties from responding to any requests from the Reporting Accountants) on the other party’s submissions by written comment delivered to the Reporting Accountants not later than 10 Business Days after the written statement was first submitted to the Reporting Accountants and copied to the other Party pursuant to paragraph 2.3(a);
(c)    the Reporting Accountants shall base their decision solely upon the presentations submitted by the Purchaser and the Sellers’ Representative and upon any materials made available by either Party and not upon independent review;
(d)    the Reporting Accountants shall resolve each item that remains in dispute based solely on the definitions and other applicable provisions of this Agreement by choosing a value equal to or between the value proposed by the Purchaser in its presentation (which shall not be more favourable to the Purchaser than the value proposed by the Purchaser in the Draft Closing Statement) or by the Sellers’ Representative in its presentation (which shall not be more favourable to the Sellers’ Representative than the value proposed by the Sellers’ Representative in the Disagreement Notice);
(e)    the Reporting Accountants shall make their determination pursuant to paragraph 2.3(f) within 20 Business Days of the expiry of the 10 Business Day period referred to in paragraph 2.3(b) or as soon thereafter as is reasonably possible, and such determination shall be in writing and set forth, in reasonable detail, the basis for each relevant determination,

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

and the Reporting Accountants shall send a signed copy of the determination report to the Sellers’ Representative and the Purchaser at their respective addresses set forth in clause 16.15;
(f)    the Reporting Accountants shall act as experts (and not as arbitrators) in making their determination and their determination of any matter falling within their jurisdiction shall be final and binding on the Sellers and the Purchaser, save in the event of manifest error (when the relevant part of their determination shall be void and the matter shall be resubmitted to the Reporting Accountants by either the Purchaser or the Sellers’ Representative for correction as soon as reasonably practicable);
(g)    the Reporting Accountants shall not be entitled to determine the scope of their own jurisdiction; and
(h)    the charges and expenses (including VAT) of the Reporting Accountants shall be borne as follows: any associated engagement fees shall be initially borne 50 per cent. by the Sellers and 50 per cent. by the Purchaser, provided that such fees shall ultimately be borne by the Purchaser and the Sellers in the same proportion that the aggregate amount of the items unsuccessfully disputed by such Party (as determined by the Reporting Accountants) bears to the total disputed amount of items submitted to the Reporting Accountants.
2.4    Any determination of the Reporting Accountants, as applicable, under paragraph 2.3(f) shall be deemed to be incorporated into the Draft Closing Statement as adjusted, as the case may be, to reflect any changes agreed between the Sellers’ Representative and the Purchaser pursuant to paragraph 1.2 which, as adjusted by the alterations so determined by the Reporting Accountants, as applicable and if any, shall become the Closing Statement and be final and binding on the Sellers and the Purchaser.
2.5    Nothing in this paragraph 2 shall entitle a Party or the Reporting Accountants access to any information or document which is protected by legal professional privilege, or which has been prepared by the other Party or its accountants and other professional advisers with a view to assessing the merits of any claim or argument, provided that a Party shall not be entitled by reason of this paragraph 2.5 to refuse to supply such part or parts of documents as contain only the facts on which the relevant claim or argument is based. Where a Party or the Reporting Accountants seeks access under this paragraph 2 to information or documents which are subject to a confidentiality obligation entered into with a third party, the disclosing party may make access to such information or documents conditional upon the entry by the proposed recipient into a confidentiality undertaking in respect of such information or documents on terms reasonably acceptable to the disclosing party.
2.6    Each Party shall, and shall procure that its accountants and other advisers shall, and shall instruct the Reporting Accountants, as applicable, to, keep all information and documents provided to them pursuant to this paragraph 2 confidential and shall not use them for any purpose, except for disclosure or use in connection with the preparation of the Closing Statement, the proceedings of the Reporting Accountants or any other matter arising out of this Agreement or

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

in defending any claim or argument or alleged claim or argument relating to this Agreement or its subject matter.
3.    Form and principles of the Closing Statement
3.1    The Closing Statement shall be drawn up in accordance with:
(a)    the specific policies, bases, methods, practices and procedures set out in Part A of Schedule 6 (the Specific Accounting Principles);
(b)    to the extent not inconsistent with paragraph 3.1(a), the same accounting policies, bases, methods, practices, procedures, principles, evaluation rules, categorisations and techniques (including in respect of the exercise of management judgement) adopted in respect of the Accounts; and
(c)    to the extent not inconsistent with paragraph 3.1(a) or 3.1(b), the requirements of IFRS as at the Effective Time,
(together, the Accounting Principles).
3.2    The Closing Statement shall be drawn up in the form of the illustrative calculation set out in Part B of Schedule 6.
4.    Adjustments to the Initial Consideration
4.1    When the Closing Statement has been finally agreed and determined in accordance with this Schedule 5, the following payments in paragraphs 4.3 to 4.5 shall be made.
4.2    Any payments to be made pursuant to this paragraph 4 of this Schedule 5 shall be made in accordance with clauses 3.6 and 3.7 of this Agreement.
Working Capital
4.3    If Net Working Capital:
(a)    is less than (i.e. a lower positive amount or more negative amount) the Estimated Net Working Capital, the Sellers shall pay an amount equal to the shortfall to the Purchaser; or
(b)    exceeds (i.e. a higher positive amount or less negative amount) the Estimated Net Working Capital, the Purchaser shall pay an amount equal to the excess to the Sellers.
Debt
4.4    If Debt:
(a)    is less than (i.e. a lower positive amount or more negative amount) the Estimated Debt, the Purchaser shall pay an amount equal to the shortfall to the Sellers; or
(b)    exceeds (i.e. a higher positive amount or less negative amount) the Estimated Debt, the Sellers shall pay an amount equal to the excess to the Purchaser.
Cash
4.5    If Cash:

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

(a)    is less than (i.e. a lower positive amount or more negative amount) the Estimated Cash, the Sellers shall pay an amount equal to the shortfall to the Purchaser; or
(b)    exceeds (i.e. a higher positive amount or less negative amount) the Estimated Cash, the Purchaser shall pay an amount equal to the excess to the Sellers.
General
4.6    The Sellers and Purchaser agree that, once the Closing Statement has been agreed or determined in accordance with the provisions of this Schedule 5, the sums which each is respectively obliged to pay pursuant to this paragraph 4 of this Schedule 5 shall be aggregated and set off against each other so that the combined obligations under this Schedule 5 shall result in one aggregate amount being payable to the Purchaser or to the Sellers (as applicable) pursuant to clause 3.7 of this Agreement.

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

Schedule 6
Closing Statement
Part A Specific Accounting Principles
The following Specific Accounting Principles shall apply in the preparation of the Closing Statement:
1.Net Working Capital shall be prepared based on the general ledger of the Target Group on a consolidated basis as at the Effective Time, subject to the Accounting Principles.
2.Consideration shall only be given to information, facts, circumstances, and events as of the Effective Time, provided, that, notwithstanding any requirements of IFRS, all effects arising from the consummation of the transactions contemplated by the Agreement and the other Transaction Documents and occurring within the period from the Effective Time until the Closing Statement is prepared, including the effects of any purchase accounting, as well as any act, decision, change in circumstance, development or event arising or occurring after the Effective Time, including but not limited to, transactions outside the ordinary course of business that are taken by the Purchaser or at the direction of the Purchaser or any of its Affiliates, will be disregarded for the purpose of making any determination as of the Effective Time. From and after Closing and prior to the determination of Net Working Capital, the Purchaser shall not take, or permit the Target Companies to take, any action with respect to the accounting books and records on which the Net Working Capital is to be based, that is inconsistent with the definitions of Cash and Net Working Capital and this Schedule.
3.Net Working Capital shall be determined on the basis that each of the Target Companies is a going concern and, except as required elsewhere in this Agreement or paragraph 2 above, shall exclude the effect of change of control or ownership of the Target Companies and will not take into account the effects of any post-Closing reorganisations or the post-Closing intentions or obligations of the Purchaser.
4.The Closing Statement will be prepared in Euros. For purposes of determining Cash, Debt and Net Working Capital, any amounts stated in a currency other than Euros shall be converted into Euros at the Conversion Rate on the Business Day prior to the date on which the Effective Time falls.
5.Net Working Capital shall be limited to the general ledger line items identified in Part B of this Schedule 6. No provision or asset shall be included in Estimated Net Working Capital or Net Working Capital in respect of any matter other than those provided for in the audited consolidated balance sheet as set out in the Accounts (the Accounts Balance Sheet). Additionally, there shall be no additional provision or accrual or increase in any existing provision or accrual (and similarly no reduced provision or accrual or decrease in any existing provision or accrual) included in the Accounts Balance Sheet except to the extent new facts or events have arisen on or before the Effective Time that, applying the same management judgment, policies, procedures, methods,

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

assumptions and estimation methodologies would justify such a provision, accrual, increase or decrease.
6.No liabilities shall be reflected in Net Working Capital pertaining to losses or liabilities that are recoverable from other parties, whether or not such losses or liabilities have been recovered as of the Effective Time. No assets should be reflected in Net Working Capital pertaining to settlements, refunds or assets that, in each case, are payable to other parties as of the Effective Time.
7.For the avoidance of doubt, Net Working Capital will exclude the following items, regardless of whether such items represent current assets or current liabilities under IFRS:
(a)    Cash;
(b)    Debt; and
(c)    any intercompany indebtedness and other balances between or among the Target Companies.
8.For the purposes of determining Net Working Capital, the trade receivable reserves shall be calculated in a manner consistent with the financial reporting processes and accounting principles, practices, procedures, policies, and methods, classifications, judgments, assumptions, techniques, elections, inclusions, exclusions and valuation and estimation methodologies used in the illustrative calculation of Net Working Capital set out in Part B of this Schedule 6.
9.No items may be included more than once in the Closing Statement.
10.Items included within the definition of Debt which are quantified with a fixed EUR amount shall not be amended in the preparation of the Closing Statement.
11.The current and non-current IFRS 16 lease liabilities will not be included in Debt nor in Net Working Capital.
12.The Closing Statement will exclude, for the purposes of Debt and Net Working Capital, all accruals or liabilities in relation to, and Cash will be calculated without giving effect to any cash paid out prior to Closing in respect of, third party fees, expenses and other costs associated with preparation and review of the consolidated financial statements of Voice Topco prepared as at 31 December 2018 and 31 December 2019 and the September Financial Statements under IFRS under AICPA auditing standards in accordance with clause 5.4.
13.Debt will exclude in all cases any obligation in respect of:
(a)    guarantees and letters of credit, in each case to the extent undrawn;
(b)    depositary bank guarantees;
(c)    non-cancellable purchase commitments incurred in the ordinary course of business;
(d)    trade payables and current liabilities;
(e)    any amounts that are reflected in Net Working Capital;
(f)    intercompany indebtedness and other balances between or among the Target Companies;

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

(g)    any debt financing of the Purchaser or any member of the Purchaser Group;
(h)    any accrued and unpaid bonuses to be paid to any employee, director, manager or consultant of any Target Company for fiscal year 2020 (including any Taxes payable thereon (to the extent such amount is not recovered or recoverable from such employee, director, manager or consultant);
(i)    any unfunded or underfunded defined benefit pension liabilities except for the fixed amount of EUR 194,000 set out in item (l) in the definition of Debt;
(j)    any Tax liabilities arising from the collective bonus plan operated by the Target Group in Belgium to the extent it is deemed to not qualify for favourable Tax and social security treatment; and
(k)    any dilapidation liabilities and long term provisions for repairs and maintenance related to any leased and owned real estate properties except for the fixed amount of EUR 108,000 set out in item (k) in the definition of Debt.

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

Part B Example Closing Statement: illustrative calculation
Attached separately

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

Schedule 7
Tax Covenant

1.    Definitions and interpretation
1.1    In this Schedule 7, the following terms shall have the following meanings:
Accounts Relief means a Relief arising to any Target Company in respect of any Event occurring or period ending on or before Closing that has been included as an asset in the columns “Cash or cash equivalents” or “Net working capital” of the Closing Statement;
Actual Tax Liability means a liability of a Target Company to make a payment (or increased payment) of Tax or a payment in respect of, or on account of, Tax;
Deemed Tax Liability means:
(a)    the loss of, or failure to obtain, an Accounts Relief; or
(b)    the use or set off of a Purchaser’s Relief in circumstances where, but for such use or set off, a Target Company would have had an Actual Tax Liability in respect of which the Sellers would have had a liability under this Schedule 7, but excludes any Deemed Specific Tax Liability;
Deemed Specific Tax Liability means the use or set off of a Purchaser’s Relief in circumstances where, but for such use or set off, a Target Company would have had an Actual Tax Liability in respect of which the Sellers would have had a liability under the Specific Tax Indemnities;
Deloitte TP Reports means the transfer pricing reports for the Voxbone group for FY2017 and FY2018 and the “Voxbone contribution analysis – write-up” dated July 2017, in each case prepared by Deloitte Belastingconsulenten / Conseils Fiscaux and contained in the Data Rooms;
Demand means:
(a)    any notice, demand, assessment, letter or other document issued, or action taken by, or on behalf of, any Tax Authority; or
(b)    the preparation or submission to a Tax Authority of a Tax Return by the Purchaser, any Target Company or another person, from which it appears that a Tax Liability or other liability is, or is likely to be, incurred by or imposed on any Target Company, being a Tax Liability or other liability which may (ignoring for these purposes any applicable limitations) give rise to a liability for the Sellers under this Schedule 7;
Event includes (without limitation) any event, transaction, act, payment, action, circumstance, state of affairs, default, omission or occurrence of any nature whatsoever and whether or not the Purchaser or any Target Company is a party to it and reference to an Event occurring on or before a particular date shall

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

include Events which for Tax purposes are deemed to have, or are treated as having, occurred on or before that date;
IHT Liability any liability in respect of inheritance Tax, estate Tax or similar Tax which:
(a)    is a liability of any Target Company and arises as a result of a transfer of value occurring or being deemed to occur on or before Closing (whether or not in conjunction with the death of any person whensoever occurring);
(b)    has given rise before or on Closing to a charge on any of the shares in or assets of any Target Company or a power to sell, mortgage or charge any of the shares in or assets of any Target Company; or
(c)    after Closing gives rise to a charge on or a power to sell, mortgage or charge any of the shares in or assets of any Target Company as a result of the death of any person within seven years of a transfer of value which occurred before Closing, and in determining for the purposes of this definition whether a charge on or power to sell, mortgage or charge any of the shares or assets of any Target Company exists at any time, the fact that the inheritance Tax, estate Tax or similar Tax is not yet payable, or may be paid by instalments, shall be disregarded, and such inheritance Tax, estate Tax or similar Tax shall be treated as becoming due, and a charge or power to sell, mortgage or charge as arising, on the date of the transfer of value or other date or event on or in respect of which it becomes payable or arises, and (in the context of the United Kingdom) the provisions of section 213 of the United Kingdom Inheritance Tax Act 1984 shall not apply;
Income, Profits or Gains means income, profits or gains by reference to which Tax is chargeable or assessed and:
(a)    references to Income, Profits or Gains earned, accrued or received on or before a particular date (including the Closing Date) or in respect of a particular period shall include Income, Profits or Gains deemed or treated for Tax purposes as earned, accrued or received on or before that date or in respect of that period; and
(b)    references to Income, Profits or Gains earned, accrued or received by any person shall include Income, Profits or Gains deemed or treated for Tax purposes as earned, accrued or received by such person;
Post-Closing Relief means a Relief which arises to any Target Company in respect of any Event occurring after Closing (including any Income, Profits or Gains earned, accrued or received after Closing);
Purchaser’s Tax Group means the Purchaser and each other company which is, or is for a Tax purpose, treated as being members of the same group as, or otherwise controlled by, connected with, or associated for any Tax purposes with, the Purchaser from time to time;
Purchaser’s Relief means:

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

(a)    any Accounts Relief; or
(b)    any Post-Closing Relief;
Relief includes:
(a)    any relief, loss, allowance, credit, deduction, exemption or setoff in respect of any Tax or relevant to the computation of any Income, Profits or Gains for the purposes of any Tax; or
(b)    any right to or an actual refund or repayment or saving of Tax; or
(c)    any credit or other amount payable or paid by a Tax Authority, and any reference to the use or set off (including in part) of a Relief is construed accordingly;
Seller Response Period has the meaning given in paragraph 6.2(b) of this Schedule 7;
Seller’s Tax Group means Voicebox and each other company (other than any Target Company) which is, or is for any Tax purpose, treated as being members of the same group as, or otherwise controlled by, connected with, or associated for any Tax purposes with, Voicebox from time to time;
Specific Tax Indemnities means the covenants to pay in paragraphs 2.1(e) to 2.1(h) of this Schedule 7 and paragraph 2.1(i) of this Schedule 7 to the extent it applies to liabilities referred to in (or Demands for such liabilities), or successful claims made under, paragraphs 2.1(e) to 2.1(h);
Tax means:
(a)    all forms of national, federal, regional or municipal taxation, duties, levies and social security charges, due, payable, levied, imposed upon, owed, recoverable from or attributable to any of the Target Companies, whether direct or indirect, including, without limitation, corporate income tax, VAT, customs and excise duties, capital tax and other legal transaction taxes, withholding tax, (municipal) real estate taxes, real estate transfer tax, stamp duty, gift tax, estate tax, other municipal taxes and duties, environmental taxes and duties, and any other type of taxes, levies or duties in any relevant jurisdiction; together with any interest, penalties, surcharges or fines relating thereto, due, payable, levied, imposed upon or claimed to be owed in any relevant jurisdiction;
(b)    any liability for the payment of any amounts of the type described in subsection (a) as a result of being a member of a consolidated, combined, unitary or aggregate group for Tax purposes, or, a party to any Tax sharing or group contribution agreement; and
(c)    any liability for the payment of any amounts of the type described in subsection (a) or (b) as a result of being a transferee or a successor to any person or as a result of any obligation to indemnify any other person,
(and Taxes and Taxation shall be construed accordingly);

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

Tax Liability means an Actual Tax Liability, a Deemed Tax Liability, a Deemed Specific Tax Liability, an IHT Liability or a liability within the scope of the Specific Tax Indemnities; and
Tax Return means any tax return including any schedule, supplement or attachment thereto, including any amendment thereof.
1.2    References in this Schedule to paragraphs are to paragraphs in this Schedule unless otherwise stated.
1.3    In this Schedule 7, the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.
2.    Covenant to pay
2.1    The Sellers covenant with the Purchaser to pay to the Purchaser an amount equal to:
(a)    any Actual Tax Liability arising:
(i)    as a consequence of, or by reference to, any Event which occurs on or before Closing (including Closing itself);
(ii)    in respect of, or by reference to, any Income, Profits or Gains earned, accrued or received on or before Closing; or
(iii)    as a result of, or in respect of, the grant, exercise, release, vesting, variation or cancellation at any time of a right obtained before Closing to acquire securities or an interest in securities in a Target Company to the extent that such Actual Tax Liability is a liability to account for income tax, social security contributions and/or apprenticeship levy or their equivalent in any other jurisdiction;
(b)    any IHT Liability;
(c)    any liability of any Target Company to pay or repay any amount in relation to Tax pursuant to an indemnity, covenant, warranty or guarantee entered into or created on or before Closing;
(d)    any Deemed Tax Liability;
(e)    any Belgian withholding tax due on any distributions made by Voxbone SA to Voice Bidco Ltd prior to Closing;
(f)    any Actual Tax Liability of Voxbone SA in respect of Voxbone SA:
(i)    incorrectly applying the contribution analysis contained in the Deloitte TP Reports to its operations in Belgium, the UK and the US when determining the appropriate profit allocation between such operations; and
(ii)    applying an incorrect weighting to its non-commercial activities carried out in Belgium for the purposes of transfer pricing, in each case in respect of any period or part-period falling prior to Closing and

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

(g)    any Actual Tax Liability arising on or prior to Closing in respect of the bonuses paid under the collective bonus plan operated by the Target Group in Belgium and/or the C Ordinary Shares issued by Voice Topco Limited under the group’s management equity plan, to the extent such amount is not recovered or recoverable from the relevant employees or managers;
(h)    any Deemed Specific Tax Liability; and
(i)    all reasonable out-of-pocket costs and expenses incurred by the Purchaser, the relevant Target Company or another member of the Purchaser’s Tax Group in connection with:
(i)    a liability of the kind referred to in paragraphs 2.1(a)-(h) or with any Demand therefor; or
(ii)    taking action against the Sellers under this Schedule,
in each case provided that the relevant claim made under this paragraph 2.1 in relation to such liability or action is successful.
2.2    For the purposes of this Schedule, the amount of a Deemed Tax Liability or a Deemed Specific Tax Liability of any Target Company is:
(a)    in the case of the loss of, or failure to obtain, an Accounts Relief:
(i)    where the Accounts Relief is a right to a refund or repayment of Tax, the amount of the refund or repayment that would have been obtained but for the loss, or failure to obtain, such Accounts Relief; and
(ii)    in any other case, the amount of Tax which is payable (or would be payable ignoring the existence of other Purchaser’s Reliefs) by the relevant Target Company which would not have been payable but for the loss, or failure to obtain, such Accounts Relief; and
(b)    in the case of a use, or set off, of a Purchaser’s Relief, the amount of Tax which would have been payable by any Target Company but for the use or set off of such Purchaser’s Relief.
3.    Limitations and exclusions
3.1    The Sellers shall not be liable under paragraph 2.1 in respect of a Tax Liability to the extent that:
(a)    specific provision or reserve was made in the Closing Statement in respect of such Tax Liability or such Tax Liability has been paid or discharged and such payment or discharge is reflected in the Closing Statement; or
(b)    such Tax Liability arises, or is increased, as a result of a change in legislation, regulation, directive, a change in interpretation on the basis of case law, a change in the published practice of any Tax Authority or a change in the rates of Tax, in each case taking effect after the date of this Agreement; or
(c)    such Tax Liability would not have arisen but for a: (i) an act, transaction or omission carried out before Closing at the written request or with the

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

prior written approval of the Purchaser; (ii) an act, transaction or omission carried out in accordance with this Agreement; or (iii) a voluntary act, transaction or omission of the Purchaser, a Target Company or any other member of the Purchaser’s Tax Group after Closing, but only in circumstances where the Purchaser knew or ought to have known that the liability in question would have arisen as a result of the voluntary act and where an alternative course of action was available that would have reduced or eliminated the liability, and except that this exclusion shall not apply in the case of an act, transaction or omission which:
(i)    is carried out by the relevant Target Company in the ordinary course of business as carried on by that Target Company at Closing;
(ii)    is a change in accounting policy, method or basis of a Target Company or the date to which a Target Company makes up its accounts, or to previous Tax Returns, where and only to the extent that such change is required to remedy non-compliance by a Target Company with its legal obligations as at Closing;
(iii)    is carried out at the written request of the Sellers; or
(iv)    is carried out pursuant to any legally binding obligation of any Target Company created or incurred prior to Closing;
and for the avoidance of doubt, for the purposes of this paragraph 3.1(c) and subject always to paragraph 7, an act will not be regarded as voluntary where such act comprises any communications or discussions with, or disclosure to, a Tax Authority; or
(d)    such Tax Liability would not have arisen but for any change after Closing of accounting policy, method or basis of a Target Company or the date to which a Target Company makes up its accounts, except where such change is necessary so as to ensure compliance with Law or generally accepted accounting principles where a Target Company was on Closing not so compliant (for the avoidance of doubt, a change in transfer pricing policies of the Target Group Companies following Closing shall not be considered to be a change covered by this exclusion); or
(e)    such Tax Liability would not have arisen but for the failure or omission on the part of a Target Company to comply with a written request of the Sellers or their duly authorised agents pursuant to paragraph 6 to make a valid claim, election, surrender or disclaimer or to give a valid notice or consent to do any other thing, under the provisions of an enactment or regulation relating to Tax after Closing, the making, giving or doing of which was taken into account in the Closing Statement; or
(f)    a Relief (other than a Purchaser’s Relief) is available, or is for no consideration made available by any Seller, to the relevant Target Company to set against or otherwise mitigate such Tax Liability; or
(g)    the amount of such Tax Liability has been recovered from a person (excluding any Target Company, the Purchaser or any other member of

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

the Purchaser’s Tax Group) without cost to the Purchaser or any Target Company; or
(h)    such Tax Liability arises, increases or has not been reduced, as a result of a breach by the Purchaser of paragraph 7 of Schedule 2.
3.2    The Sellers shall not be liable under the Specific Tax Indemnities in respect of a liability of a Target Company to the extent that the liability in question arises, or is increased as a result of the Purchaser, any Purchaser Affiliate or any Target Company failing to comply with paragraph 7.
3.3    For the avoidance of doubt, the provisions of clause 13 and Schedule 2 shall, to the extent provided therein, apply to any liability of the Sellers under the Tax Covenant.
3.4    The provisions of this Schedule 7 shall not take effect until Closing.
4.    Manner of making and conduct of claims
4.1    If the Purchaser or any Target Company becomes aware of a Demand issued after Closing or other matter which could give rise to a liability for any Seller under paragraph 2.1 of this Schedule 7 the Purchaser shall give notice to the Sellers’ Representative of the Demand or matter (including reasonably sufficient details of the Demand or matter, the due date for any payment and the time limits for any appeal) as soon as reasonably practicable after the Purchaser or the relevant Target Company becomes aware of the Demand and in any event not more than 10 Business Days after the Purchaser or the relevant Target Company becomes aware of the Demand or matter (but for the avoidance of doubt, the giving of such notice shall not be a condition precedent to the liability of the relevant Seller under this Schedule 7 or prejudice the Purchaser’s right to a claim under this Schedule 7, other than to the extent that failure to give notice in accordance with this paragraph 4.1 increases the amount of such liability and only to the extent of such increase).
4.2    If a Seller or any member of the Seller’s Tax Group receives or is notified by a Tax Authority of a Demand within limb (a) of the definition of Demand within 24 months after Closing such Seller shall inform the Seller’s Representative of the Demand and the Seller’s Representative shall provide to the Purchaser a copy of the Demand (if written) and/or all reasonable details of such Demand (if not written).
4.3    Subject to paragraph 7, the Sellers shall not be entitled to conduct negotiations and/or proceedings or attend any meetings with a Tax Authority in respect of a Demand in the name of the Purchaser or a Target Company.
5.    Payment of claims
5.1    Payments by the Sellers of any liability under this Schedule 7 must be made in cleared and immediately available funds no later than the days specified in paragraph 5.2.
5.2    The days referred to in paragraph 5.1 are as follows:
(a)    in the case of an Actual Tax Liability or any liability in respect of which a successful claim is made under the Specific Tax Indemnities, the day which is the later of ten Business Days after demand is made for

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

payment by or on behalf of the Purchaser, and five Business Days before the date on which that Tax becomes due and payable to the relevant Tax Authority;
(b)    in the case of a Deemed Tax Liability or a Deemed Specific Tax Liability, the later of five Business Days after demand is made for payment by or on behalf of the Purchaser and:
(i)    in the case of the unavailability of an Accounts Relief which is a right to refund or repayment of Tax, the day on which the Tax would otherwise have been repaid by the relevant Tax Authority;
(ii)    in the case of the unavailability of any other Accounts Relief, five Business Days before Tax which would otherwise have been saved becomes due and payable to the relevant Tax Authority; or
(iii)    in the case of the use or set-off of a Purchaser's Relief, the day on which the Tax which would have been payable but for the use or set-off is due and payable to the relevant Tax Authority; and
(c)    in any other case, five Business Days after the date on which demand is made for payment by or on behalf of the Purchaser including, without limitation, demands for out-of-pocket expenses pursuant to paragraph 2.1(i).
5.3    For the purposes of this paragraph 5, references to the day on which an amount of Tax becomes due and payable to the relevant Tax Authority will be the last day on which such Tax may by law be paid without incurring a penalty or liability for interest in respect thereof.
5.4    If any payment is made by the Sellers hereunder, including out of the Escrow Account, with respect to the Specific Tax Indemnities and the liability to which such payment relates subsequently is determined not to be due, the amount of the payment made by the Sellers shall be refunded to the Sellers within fifteen Business Days of the relevant determination.
5.5    For the avoidance of doubt, any payments by the Sellers in respect of a Specific Tax Indemnity shall be satisfied by a payment from the Escrow Account and in no other way
6.    Tax returns and computations
6.1    Subject to paragraph 7 of this Schedule 7, the Purchaser or its duly authorised agents will be responsible for, and have the conduct of preparing, submitting to and agreeing with the relevant Tax Authorities all Tax Returns and computations of each Target Company for all accounting periods of each Target Company:
(a)    ending on or before Closing; and
(b)    commencing on or before the Closing Date and ending after the Closing Date, to the extent, in each case, that the same shall not have been prepared and submitted to the relevant Tax Authority before Closing.

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

6.2    Notwithstanding paragraph 6.1 above:
(a)    all Tax Returns which are to be submitted to a Tax Authority, must be submitted in draft form by the Purchaser to the Sellers’ Representative or its duly authorised agents for comment;
(b)    if it wishes to do so, the Sellers’ Representative or its duly authorised agent may comment within 10 Business Days (or, if a shorter time limit applies in relation to the submission of the relevant Tax Return, within such time as will reasonably enable the Purchaser to consider such comments, make any amendments that the Purchaser may wish to make in respect of the same and file the Tax Return within the applicable time period) of its receipt of any such Tax Returns (the Seller Response Period) from the Purchaser and if the Purchaser has not received any comments within the Seller Response Period, the Sellers’ Representative and its duly authorised agents will be deemed to have approved such draft documents;
(c)    the Purchaser shall consider any reasonable comments and suggestions made by the Sellers’ Representative or its duly authorised agents that are received within the Seller Response Period; and
(d)    the Purchaser must afford (or procure the affordance) to the Seller’s Representative or its duly authorised agents reasonable information and assistance which may reasonably be required to review the draft Tax Returns provided under paragraph (a) above.
6.3    Nothing herein shall oblige the Purchaser or a Target Company to submit any Tax Return or other document unless the Purchaser is satisfied that the same is accurate and complete in all respects.
6.4    Notwithstanding anything in this Agreement to the contrary, Purchaser may, in its sole discretion, but is under no obligation to, make an election under Section 338(g) of the Internal Revenue Code of 1986, as amended (or any analogous provision of state, local or non-U.S. Law) with respect to any of the Target Group Companies.
7.    Conduct of and tax returns in relation to specific tax liabilities
7.1    In so far as they relate to any matter which could give rise to a liability for the Sellers under the Specific Tax Indemnities, the Purchaser shall prepare and submit to the relevant Tax Authorities all Tax Returns and computations of each Target Company in a manner that is consistent with the approach taken in respect of such matters by the Sellers and the Target Companies pre-Closing (and on the basis that no Actual Tax Liability arises in respect of the sale of any Securities) (the Approach to Date).
7.2    The Purchaser shall also ensure that neither it nor the Target Companies nor any of their Representatives shall submit or send any information or documents to, or correspond with, a Tax Authority on a basis inconsistent with, or that indicates that there may be any uncertainty regarding the correctness of, the Approach to Date in respect of any matter or thing which could give rise to a liability for the Sellers under the Specific Tax Indemnities. Subject always to the preceding sentence and paragraph 3.1(h), the Purchaser shall be free to amend the Approach to Date following Closing in relation to all transactions or other

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

matters on a prospective only basis and such change in approach shall not limit or otherwise prejudice a claim under this Schedule 7.
7.3    In relation to any Tax Returns or other communications with any Tax Authority in relation to a matter that could give rise to a liability under the Specific Tax Indemnities (ST Communications):
(a)    all such ST Communications must be submitted in draft form by the Purchaser to the Sellers’ Representative or its duly authorised agents for comment at least 20 Business Days prior to their submission to a Tax Authority;
(b)    if it wishes to do so, the Sellers’ Representative or its duly authorised agent may comment within 10 Business Days of its receipt of any such ST Communications from the Purchaser and if the Purchaser has not received any comments within such period, the Sellers’ Representative and its duly authorised agents will be deemed to have approved such draft documents;
(c)    the Purchaser shall reflect all comments and suggestions made by the Sellers’ Representative or its duly authorised agents that are received within the period specified in paragraph (b) above insofar as they relate to the matter that could give rise to a liability under the Specific Tax Indemnities; and
(d)    the Purchaser must afford (or procure the affordance) to the Seller’s Representative or its duly authorised agents reasonable information and assistance which may reasonably be required to review the draft ST Communications provided under paragraph 7.3(a) above.
7.4    If the Purchaser or any Target Company becomes aware of a Demand issued after Closing or other matter which could give rise to a liability for any Seller under the Specific Tax Indemnities:
(a)    the Purchaser shall give notice to the Sellers’ Representative of the Demand or matter (including reasonably sufficient details of the Demand or matter, the due date for any payment and the time limits for any appeal) as soon as reasonably practicable after the Purchaser or the relevant Target Company becomes aware of the Demand and in any event not more than 10 Business Days after the Purchaser or the relevant Target Company becomes aware of the Demand or matter (but for the avoidance of doubt, the giving of such notice shall not be a condition precedent to the liability of the relevant Seller under this Schedule 7 or under the Tax Warranties or prejudice the Purchaser’s right to a claim under this Schedule 7);
(b)    the Purchaser shall take, or shall procure that the relevant Target Company shall take, such action as the Sellers’ Representative may reasonably request to avoid, dispute, resist, appeal, compromise or defend the Demand or matter, and any adjudication in respect thereof; and
(c)    the Purchaser shall keep the Sellers’ Representative fully informed of any actual or proposed material developments (including any meetings) relating to the Demand or any action referred to in this paragraph 7.4.

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

7.5    The Purchaser shall not be required to take any action requested by the Sellers’ Representative under paragraph 7.4(b) above unless the Purchaser and the relevant Target Company are indemnified by the relevant Seller against all reasonable costs properly incurred in connection with any action referred to in paragraph 7.4(b).
7.6    Subject to paragraph 7.7, the Purchaser must procure that no matter relating to the Demand referred to in paragraph 7.4 is settled or otherwise compromised without the Sellers’ Representative’s prior written consent, such consent not to be unreasonably withheld or delayed.
7.7    If the Sellers’ Representative does not:
(a)    request the Purchaser to take, or procure the taking of, any such action as mentioned in paragraph 7.4(b) within 10 Business Days of receipt of notice by the Sellers’ Representative under paragraph 7.4(a);
(b)    procure the indemnification of the relevant Target Company and the Purchaser as required by paragraph 7.5 within a reasonable period of time following written request from the Purchaser to the Seller for the same; or
(c)    notify the Purchaser of any further action to be taken by the Purchaser or a Target Company within 10 Business Days of the Purchaser seeking instructions from the Sellers’ Representative or the Sellers’ Representative does not respond to any request by the Purchaser for consent to take any action under this paragraph 7 within 10 Business Days, the Purchaser shall be free to satisfy or settle the relevant liability on such terms as it may in its absolute discretion think fit.
7.8    For the avoidance of doubt where any matter relating to Tax gives rise (or could give rise) to a Demand to which the provisions of this paragraph 7 apply, the provisions of this paragraph 7 shall in the event of a conflict take precedence over the provisions of paragraph 4 or paragraph 6.

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

Schedule 8
Key terms of the escrow and related provisions
Part A Regulatory Escrow

Section 1: Definitions
The following terms shall have the following meanings:
2015 Deal Information means the following information regarding the acquisition of Voxbone in 2015 by Voice Bidco Limited: (a) the fact that such acquisition took place; (b) the precise dates upon which such acquisition took place; (c) what form of transaction this was (including a description what has been acquired in 2015 (a clear definition of the acquired shares or assets (as the case may be) and the corporate details of the relevant target companies, including a description of the business of such target companies); (d) information similar to that the information described in (a) – (c) in relation to the acquisition of Voxbone in 2015 by Voice Bidco Limited; and (e) such other information requested by BNetzA in relation to such acquisition in 2015.
Appeal Process means an appeal, in accordance with applicable Law in Italy or Germany, as the case may be, against the initial ruling of (i) MISE in the case of the MISE Filing or (ii) BNetzA in the case of the BNetzA Filing.
BNetzA Filing means a filing to BNetzA in connection with the Proposed Transaction which shall relate to (i) seeking and obtaining the German Regulatory Confirmation as defined below and (ii) filing an application with BNetzA under Section 4(6) TNV.
Escrow Release Date means the date that is the first anniversary of the Closing Date or, if later, the date upon which the Appeal Process has been finally concluded.
German Regulatory Confirmation means receipt by the Purchaser (or a Target Company) of:
a.a confirmation (via email or in writing) by the German Telecom Regulator (Bundesnetzagentur – the BNetzA) that the direct and original numbering assignments held by the relevant Target Company in Germany are still existing (as of the date of such confirmation) and will not be revoked by BNetzA due to facts and circumstances prevailing prior to Closing; or
b.if any direct and/or original numbering assignments of relevant Target Company in Germany have become void due to, or as a consequence of, the acquisition of Voxbone in 2015 by Voice Bidco Limited, a written decision by BNetzA by which the effected numbers are (re)assigned to relevant Target Company without any Relevant Interruption in the availability or usage of the (re)assigned) numbers.

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

German Regulatory Refusal has the meaning given in paragraph 1(a) of Section 2 below.
Italian Regulatory Confirmation means:
(a)    receipt by the Purchaser (or a Target Company) of a confirmation (via email or in writing) by MISE following submission of the MISE Filing that MISE approves or has no substantive objection to the indirect change of control arising from the sale and purchase of the Securities, or otherwise that the general authorisation(s) enjoyed by the relevant Target Company in Italy pursuant to paragraph 8 of art. 25 of the Italian Electronic Communications Code (Legislative Decree 1 August 2003 no. 259, as subsequently amended and/or replaced) and the number ranges granted to the relevant Target Company will continue in effect following Closing;
(b)    the expiry of 60 days from the submission of the MISE Filing without MISE: (i) issuing a request for further information or (ii) providing any written denial the result of which is that the relevant Target Company is no longer entitled to operate as provider of electronic communications services or to lose the rights to use its current number ranges granted by MISE; or
(c)    in the event that, further to the MISE Filing, MISE requests further information pursuant to paragraph (b)(i) above, the expiry of 60 days from the filing of such additional information requested by MISE without MISE providing any written denial the result of which is that the relevant Target Company is no longer entitled to operate as a provider of electronic communications services or to lose the rights to use its current number ranges granted by MISE.
Italian Regulatory Refusal has the meaning given in paragraph 1(b) of Section 2 below.
MISE Filing means a filing in connection with the indirect change of control arising from the sale and purchase of the Securities, with reference to the general authorisation(s) enjoyed by the relevant Target Company in Italy pursuant to paragraph 8 of art. 25 of the Italian Electronic Communications Code (Legislative Decree 1 August 2003 no. 259, as subsequently amended and/or replaced) and the number ranges granted to the relevant Target Company.
Regulatory Confirmations means the Italian Regulatory Confirmation and the German Regulatory Confirmation together.
Relevant Interruption means any interruption in the availability or usage of the (re)assigned numbers that has or may have an impact on the Business which is not immaterial.

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

Section 2: Regulatory Escrow Amount
1.An amount of EUR 6 million, of which:
a.EUR 3 million (being the German Escrow Amount) shall be retained in the Escrow Account as protection for the Purchaser and each Target Company against, and to pay and reimburse the Purchaser and each Target Company for, necessary remediation costs and loss of revenue arising from the fact that: (i) the German Regulatory Confirmation is not obtained on or before the Escrow Release Date; (ii) any direct and/or original numbering assignments of the relevant Target Company have become void due to, or as a consequence of, the acquisition of Voxbone in 2015 by Voice Bidco Limited (unless there is a decision by BNetzA by which the effected numbers are (re)assigned to Voxbone without any Relevant Interruption in the availability or usage of the (re)assigned) numbers); or (iii) BNetzA refuses in writing (including by e-mail or fax) to issue the German Regulatory Confirmation on or before the Escrow Release Date (items (i)-(iii) together a German Regulatory Refusal); and
b.EUR 3 million (being the Italian Escrow Amount) shall be retained in the Escrow Account as protection for the Purchaser and each Target Company against, and to pay and reimburse the Purchaser and each Target Company for, necessary remediation costs and loss of revenue arising from the fact that: (i) the Italian Regulatory Confirmation is not obtained on or before the Escrow Release Date ; or (ii) MISE refuses to issue the Italian Regulatory Confirmation on or before the Escrow Release Date (items (i)-(ii) together an Italian Regulatory Refusal).

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

Section 3: Process to obtain Italian Regulatory Confirmation
With respect to the need for a possible filing or notification to MISE in connection with the Proposed Transaction, the following shall apply:
1.As soon as practicably possible (and in any event within 5 Business Days) after the date of this Agreement the Sellers’ legal counsel in Italy, the Purchaser’s legal counsel in Italy, the general counsel of the Target Companies (and the general counsel of the Purchaser, at his discretion) will jointly approach MISE to seek confirmation from MISE as to whether or not a MISE Filing is required with respect to the Proposed Transaction. MISE shall be requested to provide such confirmation in writing, which includes by email. The Sellers (herein represented by the Sellers’ Representative), the Purchaser and the relevant Target Company shall use their respective best efforts to obtain such confirmation as soon as reasonably possible.
2.If prior to Closing MISE provides written confirmation (which includes by email) that no MISE Filing is required with respect to the Proposed Transaction, and the form and contents of such confirmation is acceptable to the Sellers and the Purchaser (in each case, acting reasonably), the Escrow Amount shall be reduced by EUR 3,000,000 and the provisions of this Schedule 8 (insofar as they relate to the Italian Regulatory Confirmation) shall no longer apply.
3.If MISE provides written confirmation (which includes by email) that a MISE Filing is required with respect to the Proposed Transaction, and the form and contents of such confirmation is acceptable to the Sellers and the Purchaser (in each case, acting reasonably), the relevant Party shall procure that the MISE Filing shall be made by the relevant Target Company as soon as reasonably possible after receipt of such written confirmation (in which case the conduct of filing provisions set out in paragraph 5 below shall be adhered to by the Parties, who shall procure that the relevant Target Company adheres to the conduct of filing provisions), it being agreed that:
(a) prior to Closing it shall be the obligation of the Sellers to procure that the relevant Target Company makes the MISE Filing and complies with the conduct of filing provisions set out in paragraph 5 below;
(b) after Closing it shall be the obligation of the Purchaser to procure that the relevant Target Company makes the MISE Filing and complies with the conduct of filing provisions in paragraph 5 below;
(c) if, after such MISE Filing is made, the Italian Regulatory Confirmation is received on or before 12.00 pm (CET) on the Business Day prior to the Closing Date, the Escrow Amount shall be reduced by EUR 3,000,000 and the provisions of this Schedule 8 (insofar as they relate to the Italian Regulatory Confirmation) shall no longer apply; and
(d) if, after such MISE Filing is made, the Italian Regulatory Confirmation is not received on or before 12.00 pm (CET) on the Business Day prior to the Closing Date, there shall be no EUR 3,000,000 reduction of the Escrow Amount and the provisions of Schedule 8 (insofar as they relate to the Italian Regulatory Confirmation) shall continue to apply.

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

4. If MISE fails to provide written confirmation as to whether or not a MISE Filing is required with respect to the Proposed Transaction, or such confirmation is received but the Sellers and the Purchaser do not (in each case, acting reasonably) agree on the form and/or contents thereof, in each case on or before 12.00 pm (CET) on the Business Day prior to the Closing Date, there shall be no EUR 3,000,000 reduction of the Escrow Amount and the provisions of Schedule 8 (insofar as they relate to the Italian Regulatory Confirmation) shall continue to apply, it being agreed that:
(a) if after Closing MISE provides written confirmation (including by email) that no MISE Filing is required with respect to the Proposed Transaction, and the form and contents of such confirmation is acceptable to the Sellers and the Purchaser (in each case, acting reasonably), an amount of EUR 3,000,000 shall promptly be released from the Escrow to the Sellers (in accordance with Section 5 paragraph 1 below);
(b) if after Closing MISE provides written confirmation (including by email) that a MISE Filing is required with respect to the Proposed Transaction, and the form and contents of such confirmation is acceptable to the Sellers and the Purchaser (in each case, acting reasonably), the MISE Filing shall be made by the relevant Target Company as soon as reasonably possible after receipt of such written confirmation (in which case the Sellers and the Purchaser shall (and the Purchaser shall procure that the relevant Target Company shall) adhere to the conduct of filing provisions set out in paragraph 5 below) and, depending on whether or not the Italian Regulatory Confirmation is granted, the release provisions of Sections 5 or 6, as the case may be, shall apply.

5. If MISE provides (either prior to or after Closing) written confirmation that a MISE Filing is required with respect to the Proposed Transaction, the following conduct of filing provisions shall apply:
(a) the Purchaser, the Sellers (represented herein by the Sellers’ Representative) and the relevant Target Company shall work together in close consultation to seek and obtain the Italian Regulatory Confirmation. Each of them shall use their respective best efforts to seek and obtain the Italian Regulatory Confirmation as soon as reasonably possible. In connection therewith the Sellers and the Purchaser, as applicable, shall procure that the relevant Target Company shall:
(i) make all necessary filings to seek and obtain the Italian Regulatory Confirmation (1) by no later than the date that falls 10 Business Days after the earlier to occur of the date upon which MISE confirms in writing (including by email) that a MISE Filing is indeed required and Closing and (2) if applicable, by no later than any date required by applicable Law;
(ii) provide the Sellers (represented herein by the Sellers’ Representative) and the Purchaser and their respective advisers with a draft of all filings, submissions, notifications and other communications to MISE relating to the Italian Regulatory Confirmation in sufficient time to allow each of them an opportunity to provide comments on such draft prior to its submission and shall give due consideration to any reasonable comments of the Sellers, the Purchaser and their respective advisers on such drafts (provided that the relevant Seller’s consent shall be required in relation to the inclusion of any confidential, commercially sensitive or financial information regarding such Seller or regarding any of its direct or indirect shareholders (and in the case of Voicebox, information that relates to any (direct or indirect) portfolio company in which funds managed or advised by Vitruvian Partners LLP hold an interest) in such document and that the Purchaser’s consent shall be required in relation to the inclusion of confidential, commercially sensitive or financial information regarding the Purchaser Group or regarding any of its direct or indirect shareholders in such document );

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

(iii) as soon as reasonably practicable, notify the Sellers’ Representative and the Purchaser (and provide copies or, in the case of non-written communications, details) of any communications with or from MISE;
(iv) as soon as reasonably practicable, notify the Sellers’ Representative and the Purchaser of all meetings (including calls) with MISE, and give a reasonable opportunity to the Sellers’ Representative, the Purchaser and/or their respective advisers to participate (except to the extent MISE expressly requests that the Sellers’ Representative, the Purchaser and/or their respective advisers should not be present at the meeting);
(v) as soon as reasonably practicable, supply MISE with any information it requires or requests for the purpose of or in connection with seeking and obtaining the Italian Regulatory Confirmation; and
(vi) use reasonable efforts to pursue any Appeal Process available under applicable Law in the event that MISE’s initial decision or ruling with respect to the MISE Filing is not to grant the Italian Regulatory Confirmation.
(b) The Sellers and the Purchaser shall provide the relevant Target Company, its advisers and MISE with any information and documents reasonably necessary to seek and obtain the Italian Regulatory Confirmation and which is required or requested by MISE. Each Party shall be entitled to keep confidential and shall not be obliged to disclose to the relevant Target Company and any other Party or any of their advisers any confidential, commercially sensitive or financial information regarding any Sellers’ Group or the Purchaser Group, as applicable, or regarding any direct or indirect shareholders of any Party or, in the case of Voicebox, information that relates to any (direct or indirect) portfolio company in which funds managed or advised by Vitruvian Partners LLP hold an interest; and if a Party is required by MISE, or decides to communicate such information that relates to a portfolio company or is commercially sensitive or otherwise confidential, the relevant Party shall disclose (only to the extent necessary) such information, in which case such information shall be disclosed to MISE and also on a confidential, outside counsel-to-counsel basis.

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

Section 4: Process to obtain German Regulatory Confirmation
With respect to the need for a possible filing or notification to BNetzA in connection with the Proposed Transaction, the following shall apply:
1.Parties agree that a BNetzA Filing shall be made, but that the Purchaser may elect for the BNetzA Filing to be made before or after Closing. It is furthermore agreed that the Purchaser shall, subject to its obligation to comply with the provisions of this Section 4, have the sole right to control and direct the strategy, content and timing in connection with the BNetzA Filing.
2.If the Purchaser elects to make the BNetzA Filing before Closing, it shall in writing notify the Sellers’ Representative of such election and thereafter the BNetzA Filing shall be made by Purchaser as soon as reasonably possible (in which case the conduct of filing provisions set out in paragraph 4 below shall be adhered to by the Parties and the relevant Target Company), it being agreed that:
i.prior to Closing it shall be the obligation of the Sellers to procure that the relevant Target Company complies with the conduct of filing provisions set out in paragraph 4 and supports the Purchaser in making the BNetzA Filing (this also includes that the Purchaser may instruct the Target Company to make such BNetzA Filing on Purchaser's behalf);
ii.after Closing it shall be the obligation of the Purchaser to itself comply with (and to procure that the relevant Target Company complies with) the conduct of filing provisions in paragraph 4 below;
iii.if, having made such BNetzA Filing, the German Regulatory Confirmation is received on or before 12.00 pm (CET) on the Business Day prior to the Closing Date, the Escrow Amount shall be reduced by EUR 3,000,000 and the provisions of this Schedule 8 (insofar as they relate to the German Regulatory Confirmation) shall no longer apply; and
iv.if, having made such BNetzA Filing, the German Regulatory Confirmation is not yet received on or before 12.00 pm (CET) on the Business Day prior to the Closing Date, there shall be no EUR 3,000,000 reduction of the Escrow Amount and the provisions of Schedule 8 (insofar as they relate to the German Regulatory Confirmation) shall continue to apply.
3.If the Purchaser has not elected to make the BNetzA Filing before Closing, the Purchaser shall make, or, if and provided that the Target Company will make such filing upon election of the Purchaser on behalf of the Purchaser, the Purchaser shall procure that the relevant Target Company makes such BNetzA Filing as soon as possible (and in any event within 10 Business Days) after Closing in accordance with the conduct of filing provisions in paragraph 4 below.

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

4. The Purchaser, the Sellers (represented herein by the Sellers’ Representative) and the relevant Target Company shall work together in close consultation to make the BNetzA Filing including but not limited to, seeking and obtaining the German Regulatory Confirmation. Subject to the election of the Purchaser as to whether the BNetzA Filing shall be made before or after Closing, each of the Purchaser, the Sellers (represented herein by the Sellers’ Representative) and the relevant Target Company shall use their respective best efforts to make the BNetzA Filing and to seek and obtain the German Regulatory Confirmation as soon as reasonably possible. In connection therewith the Purchaser, or where applicable, the relevant Target Company on the Purchaser's behalf shall:
(a) make all filings necessary for the BNetzA Filing as soon as possible after Closing and, if applicable, by no later than any date required by applicable Law;
(b) provide the Sellers (represented herein by the Sellers’ Representative) and, if Target Company makes the filing, Purchaser and their advisers with a draft of all filings, submissions, notifications and other communications to BNetzA relating to the German Regulatory Confirmation in reasonable sufficient time to allow each of them an opportunity to provide comments on such draft prior to its submission and shall give due consideration to any reasonable comments of the Sellers, if applicable, the Purchaser, and their advisers on such drafts, provided that:
(i) the relevant Seller’s consent shall be required in relation to the inclusion of any confidential, commercially sensitive or financial information regarding such Seller or regarding any of its direct or indirect shareholders (and in the case of Voicebox, information that relates to any (direct or indirect) portfolio company in which funds managed or advised by Vitruvian Partners LLP hold an interest) in such document (It being understood however that the relevant Sellers’ consent right in this regard shall not extend to information related to the Target Companies or to the 2015 Deal Information, in each case where it is reasonably necessary to include such information in order to make the BNetzA Filing and/or obtain the German Regulatory Confirmation); and
(ii) if the Target Company makes the BNetzA Filing on Purchaser's behalf, that the Purchaser’s consent shall be required in relation to the BNetzA Filing in its entirety, alternatively, the Purchaser may prepare the BNetzA Filing for submission by Target Company on the Purchaser’s behalf, subject to the conduct of filing provisions in this paragraph 4;
(c) as soon as reasonably practicable, notify the Sellers’ Representative and, if applicable, the Purchaser (and provide copies or, in the case of non-written communications, details) of any communications with or from BNetzA, however, in respect to the Seller's Representative, only in relation to the German Regulatory Confirmation;
(d) as soon as reasonably practicable, notify the Sellers’ Representative and, the Purchaser of all meetings (including calls) with BNetzA, and give a reasonable opportunity to the Sellers’ Representative, the Purchaser (if applicable) and/or their respective advisers to participate, it being understood that the Purchaser is entitled to be present at any such meeting at any time and Sellers with respect to meetings related to the German Regulatory Confirmation only (except to the extent BNetzA expressly requests that the Sellers’ Representative, the Purchaser, the Target Company, and/or their respective advisers should not be present at the relevant meeting);
(e) as soon as reasonably practicable, supply BNetzA with any information it requires or requests for the purpose of or in connection with the BNetzA Filing and/or seeking and obtaining the German Regulatory Confirmation; and

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

(f) use reasonable efforts to pursue any Appeal Process available under applicable Law in the event that BNetzA’s initial decision or ruling with respect to the BNetzA Filing is not to grant the German Regulatory Confirmation.

5. The Sellers and, if applicable, the Purchaser shall provide the relevant Target Company and/or the Purchaser, its advisers and BNetzA with any information and documents reasonably necessary with respect to the BNetzA Filing and/or to seek and obtain the German Regulatory Confirmation including but not limited to information which is required or requested by BNetzA. Each Party shall be entitled to keep confidential and shall not be obliged to disclose to the relevant Target Company and any other Party or any of their advisers any confidential, commercially sensitive or financial information regarding any Sellers’ Group or the Purchaser Group, as applicable, or regarding any direct or indirect shareholders of any Party or, in the case of Voicebox, information that relates to any (direct or indirect) portfolio company in which funds managed or advised by Vitruvian Partners LLP hold an interest; and if (i) a Party is required by BNetzA, (ii) it is required by Law to include such information with the BNetzA Filing, the relevant Party shall disclose such information on a counsel-by-counsel basis for inclusion into the filing, in any event, i.e. Seller's counsel or Purchaser's counsel as the case may be; for the avoidance of doubt, the information on the direct and/or original assignments of numbers to the Relevant Target Company at the time of filing and up until the time of Closing and to the 2015 Deal Information, shall not be considered commercially sensitive or otherwise confidential information in relation to the Purchaser; for the avoidance of doubt, 4 (b)(i) shall continue to apply with respect to the 2015 Deal Information. If a Party decides to communicate such information that is not covered by the previous sentence and that relates to a portfolio company or is commercially sensitive or otherwise confidential, the relevant Party shall disclose (only to the extent necessary) such information, in which case such information shall be disclosed to BNetzA and also on a confidential, outside counsel-to-counsel basis.

6. Notwithstanding the provisions of paragraph 5, Sellers shall not be permitted to refuse the provision of to the 2015 Deal Information (where it is necessary to include such information required to be provided to BNetzA under Sec. 4(6) TNV. In any case, Purchaser and/or Target Company shall not be prevented, to disclose to BNetza any information related to the Target Companies or to the 2015 Deal Information, subject to Purchaser's discretion; for the avoidance of doubt, 4 (b)(i) shall continue to apply with respect to information on the acquisition of Voxbone in 2015 by Voice Bidco Limited.

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

Section 5: Escrow release if Regulatory Confirmations are obtained
1.If the Italian Regulatory Confirmation is obtained at any time on or prior to the first anniversary of Closing, the full balance of the Italian Escrow Amount shall be released from the Escrow Account to the Sellers within 10 Business Days of such Italian Regulatory Confirmation having been obtained in accordance with: (i) their respective Purchase Price Adjustment Proportions; and (ii) the Escrow Agreement. Furthermore, if the Purchaser notifies the Sellers’ Representative at any time on or prior to the first anniversary of Closing that it has elected not to seek the Italian Regulatory Confirmation, the full balance of the Italian Escrow Amount shall within 10 Business Days be released to the Sellers in accordance with: (i) their respective Purchase Price Adjustment Proportions; and (ii) the Escrow Agreement.
2.If the German Regulatory Confirmation is obtained at any time on or prior to the first anniversary of Closing, the full balance of the German Escrow Amount shall be released from the Escrow Account to the Sellers within 10 Business Days of such German Regulatory Confirmation having been obtained in accordance with: (i) their respective Purchase Price Adjustment Proportions; and (ii) the Escrow Agreement. Furthermore, if the Purchaser notifies the Sellers’ Representative in writing at any time on or prior to the first anniversary of Closing that it has elected not to seek the German Regulatory Confirmation, the full balance of the German Escrow Amount shall within 10 Business Days be released to the Sellers in accordance with: (i) their respective Purchase Price Adjustment Proportions; and (ii) the Escrow Agreement.
3.The Purchaser and the Sellers’ Representative (acting on behalf of the Sellers) shall duly and timely provide instructions to the Escrow Agent in accordance with the Escrow Agreement to give effect to such release.

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

Section 6: Escrow release if Regulatory Confirmations are not obtained
1.Upon the occurrence of an Italian Regulatory Refusal, the full balance of the Italian Escrow Amount shall be released from the Escrow Account to the Purchaser within 10 Business Days (and correspondingly, the Sellers shall have no right to claim the Italian Escrow Amount).
2.It is agreed that the maximum aggregate amount of the liability of the Sellers arising out of or in connection with an Italian Regulatory Refusal shall be limited to, and shall never exceed, the Italian Escrow Amount.
3.Upon the occurrence of a German Regulatory Refusal, the full balance of the German Escrow Amount shall be released from the Escrow Account to the Purchaser within 10 Business Days (and correspondingly, the Sellers shall have no right to claim the German Escrow Amount).
4.It is agreed that the maximum aggregate amount of the liability of the Sellers arising out of or in connection with a German Regulatory Refusal shall be limited to, and shall never exceed, the German Escrow Amount.
5.The Purchaser and the Sellers’ Representative (acting on behalf of the Sellers) shall duly and timely provide instructions to the Escrow Agent to give effect to such release.

Section 7: Costs
The costs of administering the escrow pursuant to the Escrow Agreement until the release of the Italian Escrow Amount and the German Escrow Amount, in each case on the Escrow Release Date shall be borne 50/50 between the Purchaser and Sellers.
The costs of pursuing the Appeal Process in Italy and/or Germany shall be borne 50/50 between the Purchaser and the Sellers, provided that the liability of the Sellers to bear such costs shall in aggregate not exceed EUR 500,000.

Section 8: Interest	Payment of any interest accrued on the principal will follow the direction of payment of the principal.
Section 9: Governing law and jurisdiction	English law and English courts

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

Part B Tax Escrow Provisions

Section 1: Tax Escrow Amount	An amount of EUR 6 million (being the Tax Escrow Amount).
Section 2: Tax Escrow Release Date	The date that is 30 months following the Closing Date (being the Tax Escrow Release Date)
Section 3: Positioning toward Tax Authorities	Relevant provisions of Tax Covenant to apply.

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

Section 4: Escrow release
The full balance of the Tax Escrow Amount shall be released from the Escrow Account as follows:
(a)if any amount becomes due to the Purchaser under the Specific Tax Indemnities, the amount so due and payable shall (so far as standing to the balance of the escrow account) be released to the Purchaser (and the Purchaser shall procure that the Company is put in funds to immediately pay the relevant amount of Tax to the applicable Tax Authority);
(b)on the Tax Escrow Release Date, the balance of the Tax Escrow Amount (if any) shall be released to the Sellers in accordance with their respective Purchase Price Adjustment Proportions, PROVIDED THAT if, on such Tax Escrow Release Date, there is an ongoing dispute with a Tax Authority in relation to whether or not Taxes are due and payable with respect to any Specific Tax Indemnities, an amount equal to the lesser of (i) the balance of the Tax Escrow Amount still held in the escrow account and (ii) the amount of Tax being claimed by the relevant Tax Authority, shall be retained in the escrow pending determination of such dispute (with the portion of the Tax Escrow Amount being released to the Seller under this paragraph (b) being reduced accordingly); and
(c)any amount retained in the escrow account after the Tax Escrow Release Date shall, save insofar as required to be paid to the Purchaser pursuant to (a), be released to the Sellers in accordance with their respective Purchase Price Adjustment Proportions on determination of the dispute that resulted in its being retained in escrow after the Tax Escrow Release Date.
It is agreed that the maximum aggregate amount of the liability of the Sellers arising out of or in connection with the matters referenced in the Specific Tax Indemnities shall be limited to, and shall never exceed, the Tax Escrow Amount. The Tax Escrow Amount shall serve as the sole recourse for the Purchaser in connection with the matters referenced in the Specific Tax Indemnities.
The Purchaser and the Sellers’ Representative (acting on behalf of the Sellers) shall duly and timely provide instructions to the Escrow Agent in accordance with the Escrow Agreement to give effect to such release.

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

Section 5: Conduct of disputes and discussions with Tax Authorities	Relevant provisions of Tax Covenant to apply.
Section 6: Costs of escrow	To be borne 50/50 between by the Purchaser and Sellers, respectively.
Section 7: Governing law and jurisdiction	English law and English courts.

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

Schedule 9
The Properties
Part A

Address	Description	Status
10 Collyer Quay #16-01 Ocean Financial Centre, Singapore 049315	Office space (with private space and co-working space) leased from JustManagement Pte Ltd	Leased
65 W. Easy Street, Unit 202/203, Simi Valley, CA 93065, United States of America	Office space leased from S.B.P.W., LLC	Leased
535 Mission Street, San Francisco, CA 94105, United States of America	Co-working office space leased from WW 535 Mission LLC (WeWork)	Leased
316 West 12th Street, Austin, TX 78701, United States of America	Co-working office space leased from 316 12th Street Tenant LLC (WeWork)	Leased
489 Avenue Louise, Brussels 1050, Belgium	Office space leased from Atout Pierre Diversification SCPI	Leased
35-41 Folgate Street, Spitalfields, London E1 6BX, United Kingdom	Co-working office space leased from Fora Space Limited	Leased
United Business Center 4, Iasi, 3C Palat Street, Iași 700032, Bucharest, Romania	Co-working office space leased from Expert Design S.R.L.	Leased
South Point, Suite 113/114, Herbert House, Harmony Row, Grand Canal Dock, Dublin, Ireland	Co-working office space leased from Weston Office Solutions Ltd	Leased

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

Part B
[Omitted]

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

Schedule 10
Notice details

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

Schedule 11
Definitions and Interpretation
1.    Definitions
In this Agreement, the following words and expressions shall have the following meanings:
A Loan Note Instrument means the unsecured A loan note instrument entered into by Voice Finco dated 18 August 2015 (as amended from time to time) constituting EUR 100,000,000 A Loan Notes;
A Loan Notes means the unsecured subordinated loan notes constituted by the A Loan Note Instruments;
A Ordinary Shares means the A ordinary shares of EUR 0.01 each in the capital of Voice Topco;
A Preference Shares means the A preference shares in the capital of Voice Finco;
Accounting Principles has the meaning given in paragraph 3.1 of Part B of Schedule 5;
Accounts means the audited consolidated financial statements of Voice Topco prepared under IFRS as per the Accounts Date;
Accounts Date means 31 December 2019;
Affiliate means:
(a)    in the case of a person which is a body corporate, any subsidiary undertaking or parent undertaking of that person and any subsidiary undertaking of any such parent undertaking or any entity which manages and/or advises any such entity, in each case from time to time;
(b)    in the case of a person which is an individual, any spouse, co-habitee and/or lineal descendants by blood or adoption or any person or persons acting in its or their capacity as trustee or trustees of a trust of which such individual is the settler;
(c)    in the case of a person which is a limited partnership, the partners of the person or their nominees or a nominee or trustee for the person, or any investors in a fund which holds interests, directly or indirectly, in the limited partnership or any entity which manages and/or advises any such entity, in each case from time to time; and
(d)    any Affiliate of any person in paragraphs (a) to (c) above, provided that with respect to the Purchaser, “Affiliate” shall comprise the Purchaser and its Subsidiaries and its holding companies (and any subsidiaries of such holding companies);
Agreed Form means, in relation to a document, the form of that document which has been initialled on the date of this Agreement for the purpose of identification by or on behalf of the Sellers’ Representative and the Purchaser

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

(in each case with such amendments as may be agreed in writing by or on behalf of the Sellers’ Representative and the Purchaser);
Allocation Table means the allocation table in Agreed Form as revised and replaced in its entirety in accordance with clause 2.4;
    Amendment Letters has the meaning given in clause 6.3(b);
Articles of Association means the articles of association of Voice Topco;
B Loan Note Instrument means the unsecured B loan note instrument entered into by Voice Finco dated 18 August 2015 (as amended from time to time) constituting EUR 100,000,000 B Loan Notes;
B Loan Notes means the unsecured subordinated loan notes constituted by the B Loan Note Instruments;
B Ordinary Shares means the B ordinary shares of EUR 0.01 each in the capital of Voice Topco;
B Preference Shares means the B preference shares in the capital of Voice Finco;
Bandwidth Class A Common Stock means the class A common stock, par value USD 0.001 per share, of the Purchaser;
Bandwidth Common Stock means the Bandwidth Class A Common Stock and the class B common stock, each with a par value USD 0.001 per share, of the Purchaser;
BNetzA has the meaning given in section 1 of Part A of Schedule 8;
Business means the business of the Target Group of operating electronic communication/telecommunication networks and/or providing electronic communication/telecommunication services as well as any other cloud and communication networks and services, for the purposes of providing the following to wholesale and retail business customers: (i) inbound and outbound calls to and from geographical, mobile and/or toll-free phone numbers; (ii) inbound and outbound messages (i.e. SMS) to and from geographical, mobile and/or toll-free phone numbers; and/or (iii) emergency calling services;
Business Day means a day (other than a Saturday or Sunday or public holiday in Belgium, England or the US) on which banks are open in Brussels (Belgium), City of London (England) and New York City (the US) for general commercial business;
C Ordinary Shares means the C ordinary shares of EUR 0.01 each in the capital of Voice Topco;
Cash has the meaning given in Part A of Schedule 5;
Cash Payments means the Minimum Cash Payment plus the Excess Amount (prior to, for the avoidance of doubt, the deduction of the Holdback Amount and the deduction of the Escrow Amount);

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

Closing means completion of the sale and purchase of the Securities on the Closing Date in accordance with the provisions of this Agreement;
Closing Date has the meaning given in clause 6.1;
Closing Payment has the meaning given in clause 3.3(a);
Closing Price means, for any Trading Day, the closing price per share of the Bandwidth Class A Common Stock as reported by Bloomberg L.P. as at 4:00 pm, New York City time on such Trading Day;
Closing Statement has the meaning given in Part A of Schedule 5;
Companies Act means the UK Companies Act 2006;
Confidential Information has the meaning given in clause 15.1;
Connected Persons means, in relation to a company, the directors, officers, managers and employees of that company (but excluding, for the avoidance of doubt, any certificate holder of the Stichting and any such certificate holder’s Affiliates);
Consideration Shares has the meaning given in clause 3.3(b);
Constitutional Documents means with respect to an entity its memorandum and articles of association, by-laws, or equivalent constitutional documents;
Conversion Rate means the spot closing mid-point rate for a transaction between the relevant two currencies in question on the relevant Business Day as quoted by Bloomberg L.P.;
Covered Person has the meaning given in clause 9.9;
Data Rooms means the online data rooms operated by Intralinks entitled “Project Beaker Data Room” and “Project Beaker – Clean Team Data Room” containing documents relating to the Target Group made available to the Purchaser and its advisers;
Debt has the meaning given in Part A of Schedule 5;
Debt Security means the Transaction Security (as defined in the Facilities Agreement);
Deed of Release means one or more deeds of release pursuant to which all of the Existing Third Party Rights granted by any of the Target Companies and all guarantees and indemnities given by any of the Target Companies in connection with the Outstanding Debt shall be released on the Closing Date subject to receipt by the relevant recipient(s) of the Outstanding Debt on the Closing Date;
Deed of Termination has the meaning given in clause 6.3(g)(vi);
Disclosed means fairly disclosed with sufficient details to enable a reasonable purchaser assisted by professional advisers to identify the nature and scope of the fact, matter or circumstance disclosed;
Disclosed Information means:

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

(a)    the documents contained in the Data Rooms as listed in the index of data room documents contained in Schedule 1 of the Disclosure Letter; and/or
(b)    the information Disclosed in the Disclosure Letter;
Disclosure Letter means the disclosure letter containing disclosures against the Management Warranties (as such term is defined in the Management Warranty Deed) dated on or around the date hereof (including the contents of any schedule or appendix thereto) written and delivered by or on behalf of the Management Sellers to the Purchaser;
Effective Closing Time has the meaning given in clause 6.1;
Effective Time has the meaning given in Part A of Schedule 5;
Employee Loan Amounts has the meaning given in clause 3.10(a);
Employee Loans has the meaning given in clause 3.10(a);
Escrow Account means the escrow account in the joint names of the Purchaser and the Sellers established and operated pursuant to the terms of the Escrow Agreement into which an amount equal to the Escrow Amount shall be paid by the Purchaser on Closing in accordance with its obligation specified in clause 6.4(h);
Escrow Agent has the meaning given in clause 4.1(b);
Escrow Agreement means the escrow agreement between the Sellers, the Purchaser and the Escrow Agent to be entered into in accordance with clause 4.1;
Escrow Amount has the meaning given in clause 4.1(a);
Escrow Side Letter has the meaning given in clause 4.1(c)(i);
Estimated Cash has the meaning given in clause 5.9(a)(i)(A);
Estimated Debt has the meaning given in clause 5.9(a)(i)(B);
Estimated Net Working Capital has the meaning given in clause 5.9(a)(i)(C);
Excess Amount has the meaning given in clause 3.3(b);
Existing Third Party Rights means the Debt Security and any other Third Party Rights created pursuant to the Repayable Facilities;
Facilities Agreement means the EUR 60,000,000 senior facilities agreement originally dated 19 April 2017 between, amongst others, Voice Midco Limited as parent, Voice Bidco Limited as original borrower and ARES Management Limited as agent and security agent (as amended from time to time);
Final Consideration has the meaning given in clause 3.1;
Funds has the meaning given in clause 5.8(b);
German Escrow Amount has the meaning given in section 1 of Part A of Schedule 8;

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

German Regulatory Confirmation has the meaning given in section 1 of Part A of Schedule 8;
German Regulatory Refusal has the meaning given in section 1 of Part A of Schedule 8;
Governmental Entity means any competent supra-national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi-governmental, administrative, policing, supervisory, regulatory, judicial, determinative, disciplinary enforcement or private body, authority, agency, court or tribunal exercising any regulatory, importing or other governmental or quasi-governmental authority (including any competition authority, foreign investment regulatory authority, any telecommunication or voice over internet protocol regulatory authority or body, and any Tax Authority);
Holdback Amount means an amount equal to EUR 7,000,000;
IFRS means the International Financial Reporting Standards as issued by the International Accounting Standards Board and as adopted by the European Union applicable to all companies reporting under the International Financial Reporting Standards;
Initial Consideration has the meaning given in clause 3.1;
Intellectual Property means all rights in patents, utility models, trade marks, service marks, logos, getup, trade names, internet domain names, copyright (including rights in computer software), design rights, moral rights and the benefit of contractual waivers or rights relating to moral rights, database rights, topography rights, plant variety rights, know-how, inventions, secret formulae and processes, and rights protecting goodwill and reputation, in all cases whether registered or unregistered; all other forms of protection having a similar nature or effect anywhere in the world to any of the foregoing and applications for or registrations of any of the foregoing rights;
Italian Escrow Amount has the meaning given in section 2 of Part A of Schedule 8;
Italian Regulatory Confirmation has the meaning given in section 1 of Part A of Schedule 8;
Italian Regulatory Refusal has the meaning given in section 1 of Part A of Schedule 8;
Key Employees means the Management Sellers, and any director, manager, employee or consultant of the Target Companies whose gross annual compensation is equivalent to EUR 85,000 or higher;
Law means any applicable law, statute, order, decree, ordinance, regulation, judgment or any regulatory requirement or condition of any Governmental Entity in any jurisdiction, and other measures, decisions, rules, agreements or acts having the force of law or otherwise binding effect, treaties, conventions and other agreements between states, or between states and the EU or other

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

supranational bodies, rules of common law, customary law and equity and all civil or other codes and all other laws from time to time;
Liability Percentage means, with respect to each Seller, the percentage set out opposite its name in column headed “Liability Percentage” of the Allocation Table (as applicable);
LNs has the meaning given in Recital (B);
LN Redemption Amount means the amount required for the redemption in full of the LNs on the Closing Date (including the aggregate principal amount of the LNs to be redeemed and accrued and unpaid interest up to and including the Closing Date);
Loan Employee means each of Amaya Lantero, Jemma Hardy, Philip Ellerby, Pritom Roy, Rajan Dass, Shuxia Wang, Thomas Gouverneur and Vasilica Coscotin;
Loss means all incurred losses, liabilities, claims, demands, proceedings, penalties, damages, costs expenses and reasonably and properly incurred legal and other professional fees (including Tax), in each case of any nature whatsoever;
Management Sellers means Mr Rosenfeld, Mr Konings, Mr Hermans and Mr Brichet;
Management Warranty Deed means the warranty deed entered into on or around the date of this Agreement between the Management Sellers and the Purchaser;
Material Contract means any agreement or arrangement to which any of the Target Companies is a party or is bound and which:
(a)    the loss of which would prevent the continued operations of the Business as a whole;
(b)    involves expenditure by, or revenue to, any Target Company in excess of EUR 500,000 per annum;
(c)    involves expenditure by, or revenue to, any Target Company in excess of EUR 250,000 per annum and cannot be terminated on less than 12 months’ notice;
(d)    grants exclusivity to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit; or
(e)    establishes any joint venture, consortium, partnership or profit (or loss) sharing agreement;
Minimum Cash Payment has the meaning given in clause 3.3(a);
MISE means the Italian Ministry of Economic Development;
MISE Filing has the meaning given in section 1 of Part A of Schedule 8;
Nasdaq means the Nasdaq Global Select Market;

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

NDA has the meaning set forth in Recital (C);
Net Working Capital has the meaning given in Part A of Schedule 5;
Non-Tax Claim means a Purchaser Claim for breach of the Sellers Warranties and any other Purchaser Claim for breach of this Agreement by a Seller other than a Purchaser Claim under the Tax Covenant;
Outstanding Debt means the aggregate amount required to be paid by the Target Companies in order to:
(a)    discharge all outstanding and unpaid amounts owing under the Facilities Agreement (and to cancel the facilities made available thereunder); and
(b)    release the Debt Security,
in each case on the Closing Date (including all amounts of principal, accrued interest, prepayment penalties or premiums, fees, costs and expenses and, to the extent ascertainable, break costs in connection with the voluntary or mandatory prepayment of the Repayable Facilities);
Payee Party has the meaning given in clause 16.6;
Paying Party has the meaning given in clause 16.6;
Permitted Transaction has the meaning given in clause 5.2;
Prefs has the meaning given in Recital (B);
Pricing Period has the meaning given in clause 5.6;
Properties means each of the properties listed in Part A and Part B of Schedule 9;
Proposed Transaction means the transaction contemplated by the Transaction Documents, including the sale of the Securities by the Sellers to the Purchaser;
Purchase Price Adjustment means the sum of all adjustments to be paid after Closing pursuant to Schedule 5;
Purchase Price Adjustment Proportion means, with respect to each Seller, the proportions set out opposite its name in column headed “Purchase Price Adjustment Proportion” of the Allocation Table (as applicable);
Purchaser Claim means any claim for breach of the Sellers Warranties or under the Tax Covenant, and any other claim for breach of this Agreement by a Seller;
Purchaser Closing Obligations has the meaning given in clause 6.4;
Purchaser Group means the Purchaser and its Affiliates from time to time, which from Closing shall include the Target Companies;
Purchaser’s Preserved Information has the meaning given in clause 9.1(a);
Recipient has the meaning given in clause 16.5;

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

Registered Intellectual Property means the Intellectual Property registered (or applied for) by any Target Company;
Registration Rights Agreement means the registration rights agreement in the Agreed Form that is to be entered into as soon as practicable following the date of this Agreement between Voicebox and the Purchaser;
Regulatory Confirmations has the meaning given in section 1 of Part A of Schedule 8;
Regulatory Notifications has the meaning given in clause 5.12;
Relevant Interruption has the meaning given in section 1 of Part A of Schedule 8;
Relief has the meaning given in paragraph 1.1 of Schedule 7;
Repayable Facilities means the facilities made available to certain of the Target Companies pursuant to the Facilities Agreement;
Representatives means in relation to a Party, its and its Affiliates’ respective directors, officers, managers, employees, agents, consultants and professional advisers, provided that no Party or its Affiliates shall be treated as a Representative of any other Party;
Resigning Person has the meaning given in clause 6.3(a);
Restricted Period means the period that starts on the Effective Closing Time and that ends two years after the Effective Closing Time, unless the management agreement, consultancy agreement, service contract, employment contract, administrator contract or other relevant contract pursuant to which the Management Seller provides services to the Group is terminated prior to the expiry of such two-year period, in which case the Restricted Period shall expire on the earlier of: (a) two years after the Effective Closing Time; and (b) the end of the period with respect to which the relevant Target Company has last paid the Restricted Period Payment to such Management Seller;
Restricted Period Payment:
(a)    in respect of Itay Rosenfeld and Stefaan Konings, has the meaning given to such term in the relevant Management Seller’s management agreement and consultancy agreement, and any respective side letters, or other relevant contract pursuant to which the Management Seller provides services to the Group; and
(b)    in respect of Dirk Hermans and Gaetan Brichet, means the amount referred to in clause 14.4 of their respective employment contracts, provided that the Purchaser may elect to extend, up to the date that falls two years after the Closing Date, the restricted period applicable to such Management Seller by procuring payment by the relevant Target Company to him of a proportionately increased Restricted Period Payment, in which case Dirk Hermans and Gaetan Brichet shall agree to amend their employment contracts duly reflecting such extended restricted period;

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

Revised Allocation Table has the meaning given in clause 5.9(b);
SEC means the US Securities and Exchange Commission;
Securities has the meaning given in Recital (B);
Sellers’ Group means, for each Seller, such Seller and each of their respective Affiliates, as well as, for Voicebox: any of (i) Vitruvian Partners Limited and its Affiliates from time to time, acting in their capacity as advisers to funds managed by Vitruvian Partners Limited and (ii) the funds managed or advised by Vitruvian Partners Limited and their Affiliates; but excluding the Target Companies and excluding any portfolio company in which funds advised or managed by Vitruvian Partners Limited has invested;
Sellers’ Representative has the meaning given in clause 8.1;
Sellers’ Transaction Costs means any payments made or liabilities incurred by any Target Company prior to the Closing Date with respect to any fees, costs and disbursements payable in connection to the Proposed Transaction to such persons named in clause 5.10, in each case, including any VAT thereon which is not recoverable by a Target Company by way of Relief to such Target Company;
Sellers Closing Obligations has the meaning given in clause 6.3;
Sellers Warranties has the meaning given in clause 10.1;
September Financial Statements has the meaning given in clause 5.4;
Shareholders’ Agreement means the shareholders’ agreement relating to Voice Topco entered into on 18 August 2015, as amended and restated on 13 April 2016 and as further amended from time to time;
Shares has the meaning given in Recital (A);
Stock Portion means an amount equal to the Initial Consideration less the Minimum Cash Payment.
Specific Accounting Principles has the meaning given in paragraph 3.1(a) of Part B of Schedule 5;
Specific Tax Indemnities has the meaning given in paragraph 1.1 of Schedule 7;
Spouse Consents means the consents to be signed on or around the date of this Agreement by the spouses of Itay Rosenfeld, Dirk Hermans and Gaetan Brichet in respect of their entry into this Agreement;
Strike Price means, at the election of Voicebox (to be exercised at its discretion and to be notified by Voicebox to the Purchaser by no later than 10.00 am CET on 31 October 2020) either (i) the VWAP for the 10 Trading Days period ending one Trading Day prior to Closing (being 30 October 2020) or (iii) the Closing Price on the Trading Day prior to Closing (being 30 October 2020).
Subsidiaries means the direct and indirect subsidiaries of Voice Topco each being a Subsidiary;

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

Supplier has the meaning given in clause 16.5;
Surviving Provisions means clauses 8 (Sellers’ Representative), 13 (Allocation of Sellers’ liability), 14 (Announcements), 15 (Confidentiality), 16 (Miscellaneous) (excluding clauses 16.12 and 16.13) and 17 (Governing law and jurisdiction), and Schedule 2 (Limitations) and Schedule 11 (Definitions and interpretation);
Target Companies or Target Group means Voice Topco and its direct and indirect Subsidiaries, each being a Target Company;
Target Group Intellectual Property means all the Intellectual Property required to carry on the Business in the same manner as has been conducted in the 12 months prior to the date of this Agreement;
Target Net Working Capital means EUR -3,140,000 (for the avoidance of doubt Target Net Working Capital is a negative number);
Tax has the meaning given in paragraph 1.1 of Schedule 7;
Tax Authority means any taxing or other authority competent to impose, assess or enforce any Tax liability, or responsible for the administration and/or collection of Tax or enforcement of any law in any jurisdiction in relation to Tax;
Tax Covenant means the tax covenant set out at Schedule 7;
Tax Escrow Amount has the meaning given in section 1 of Part B of Schedule 8;
Tax Escrow Release Date has the meaning given in section 2 of Part B of Schedule 8;
Telecom Regulatory Authority means a telecom or sector Governmental Entity which, for the avoidance of doubt, is not an antitrust or competition authority;
Third Party Right means any interest or equity of any person (including any option, right to acquire, or right of pre-emption), any mortgage, charge, pledge, lien, assignment, hypothecation, security interest (including any created by Law), title retention or other form of security, and any mandate or agreement to create any of the foregoing;
TNV means the German Telecommunications Numbering Ordinance;
Trading Day means a day on which the Nasdaq is open for business (excluding any day during which trading of the Bandwidth Class A Common Stock has been suspended for more than ninety (90) minutes);
Transaction Documents means this Agreement, the Management Warranty Deed, the Disclosure Letter, the Registration Rights Agreement and all documents to be entered into pursuant to this Agreement as set out in clause 6 (Closing) or in Agreed Form;
VAT means value added tax and any similar sales or turnover tax;

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

Voice Directors has the meaning given in clause 9.12(a);
Voice Finco has the meaning given in Recital (B);
Voice Topco has the meaning given in Recital (A);
Voicebox Nominee has the meaning given in clause 6.4(b);
Voting Power of Attorney means the power of attorney in respect of the right to vote the Securities in Agreed Form;
VWAP means, for any Trading Day, the volume-weighted average price per share of the Bandwidth Class A Common Stock as reported by Bloomberg L.P. in respect of the period from 9:30 am to 4:00 pm, New York City time on such Trading Day;
W&I Insurer means RSG Underwriting Managers Europe Limited, trading as RSG Transactional Risks Europe, acting as agent for and on behalf of the Underwriters (as such term is defined in the Warranty Insurance Policy);
Warranty Insurance Policy means the W&I insurance issued by the W&I Insurer with the Purchaser as policyholder and beneficiary to provide coverage to the Purchaser in relation to the Sellers Warranties, the Tax Covenant and the warranties given in the Management Warranty Deed; and
Working Hours means 9.00 am to 7.00 pm in the relevant location on a Business Day.

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

2.    Interpretation
In this Agreement, unless the context otherwise requires:
(a)    holding company and subsidiary mean “holding company” and “subsidiary” respectively as defined in section 1159 of the Companies Act and subsidiary undertaking means “subsidiary undertaking” as defined in section 1162 of the Companies Act;
(b)    references to a person include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality);
(c)    references to a paragraph, clause or Schedule shall refer to those of this Agreement unless stated otherwise, and the Schedules form part of this Agreement;
(d)    headings do not affect the interpretation of this Agreement, the singular shall include the plural and vice versa, and references to one gender include all genders;
(e)    references to any English legal term or concept shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;
(f)    references to Euro or EUR are references to the lawful currency from time to time of the European Union;
(g)    references to times of the day are to London time unless otherwise stated;
(h)    any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms; and
(i)    a procuring obligation or an obligation to prevent the taking of action, where used (i) in the context of Voicebox or the Stichting, means that Voicebox or the Stichting undertakes to exercise its voting rights and use such powers as are vested in it from time to time as a shareholder of Voice Topco and Voice Finco and to procure that any director of any Target Company appointed by it shall exercise his voting rights and use such powers as are vested in him as a director of such company, and (ii) in the context of the Management Sellers, means that such individual undertakes to exercise his voting rights and use such powers as are vested in him from time to time as a shareholder, director and/or officer of any Target Company, in each case, to ensure compliance with that obligation so far as such Seller is reasonably able to do so.
3.    Enactments
Except as otherwise expressly provided in this Agreement, any express reference to an enactment (which includes any legislation in any jurisdiction) includes references to: (i) that enactment as amended, consolidated or re-enacted by or under any other enactment before or after Closing; (ii) any enactment which that enactment re-enacts (with or without modification); and (iii) any subordinate

AMS6540051 168372-0004

Confidential
Project Beaker - SPA

legislation (including regulations) made (before or after the date of Closing) under that enactment, as amended, consolidated or re-enacted as described at (i) or (ii) above, except to the extent that any of the matters referred to in (i) to (iii) occurs after the date of Closing and increases or alters the liability, imposes any new or extended obligation or restriction or otherwise adversely affects the rights of the Sellers or the Purchaser under this Agreement.

AMS6540051 168372-0004

Project Beaker - SPA

SIGNATURE
This Agreement is signed on 12th October 2020 by the Parties:

For and on behalf of Voicebox S.à r.l.

/s/ Gaël Sausy
Name: Gaël Sausy
Title: B Manager and authorised signatory

For and on behalf of Mr Itay Rosenfeld

/s/ Itay Rosenfeld
Name: Itay Rosenfeld
Title: CEO

For and on behalf of Mr Stefaan Konings

/s/ Stefaan Konings
Name: Stefan Konings
Title: CFO

For and on behalf of Mr Dirk Hermans

/s/ Dirk Hermans
Name: Dirk Hermans
Title: Chief Development Officer

For and on behalf of Mr Gaetan Brichet

/s/ Gaetan Brichet
Name: Gaetan Brichet
Title: COO

AMS6540051 168372-0004

Project Beaker - SPA

For and on behalf of Stichting Administratiekantoor Voice

/s/ Laurens Klein         /s/ Tim van de Schraaf
Name: Laurens Klein         Name: Tim van de Schraaf
Title: Proxy Holder A         Title: Proxy Holder B

AMS6540051 168372-0004

Project Beaker - SPA

For and on behalf of Bandwidth Inc.

/s/ David A. Morken
Name: David A. Morken
Title: Chief Executive Officer

AMS6540051 168372-0004